Exhibit 10
SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT
BY AND BETWEEN
THE CENTRAL AMERICA BOTTLING CORPORATION
AND
PEPSIAMERICAS, INC.

Dated as of May 16, 2009

i

ii

iii

SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT
     This SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT, dated as of May 16, 2009 (this “Agreement”), is made by and between PepsiAmericas, Inc., a corporation organized and existing under the laws of the State of Delaware (“PAS”), The Central America Bottling Corporation, a corporation organized and existing under the laws of the British Virgin Islands (the “Company”).
RECITALS:
          A. PAS desires to subscribe from the Company shares constituting, once issued, eighteen percent (18%) of the issued and outstanding voting common stock of the Company (such Equity Interests, the “PAS Acquired Shares”);
          B. PAS currently owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each of (i) Pepsi-Cola Jamaica Bottling Company Limited (“PAS Jamaica”), (ii) Pepsi-Cola Trinidad Bottling Company Limited (“PAS T&T”) (iii) P-A Bottlers (Barbados) SRL (“PAS Barbados”), (iv) Pepsi-Cola Puerto Rico Distributing, LLC (“PAS PR-Distributing”), (v) Pepsi-Cola Puerto Rico Manufacturing, LLC (“PAS PR-Manufacturing”) and (vi) Beverage Plastics, LLC (“PAS PR-Plastics”, and together with PAS PR-Distributing and PAS PR-Manufacturing, collectively, the “PAS PR Entities”; the PAS PR Entities, PAS Jamaica, PAS T&T, and PAS Barbados, collectively, the “PAS Entities”, and each individually, a “PAS Entity”) (one hundred percent (100%) of the Equity Interests of each of the PAS Entities, the “Company Acquired Shares”);
          C. Caribbean Flavors, Ltd., an indirect wholly-owned Subsidiary of PAS (“Caribbean Flavors”) currently owns those certain intangible assets set forth in Exhibit A hereto (the “Flavor Assets”);
          D. The Company desires to issue to PAS the PAS Acquired Shares in exchange for PAS transferring, or causing the transfer, to the Company of (i) the Company Acquired Shares and (ii) the Flavor Assets (the issuance of the PAS Acquired Shares in exchange for the Company Acquired Shares and the Flavor Assets, the “Transaction”).
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
SUBSCRIPTION AND ISSUANCE OF SHARES
     1.1 Subscription and Issuance of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Company shall issue and sell to PAS, and PAS shall subscribe from the Company, the PAS Acquired Shares.

ARTICLE II
CONSIDERATION
     2.1 Consideration. The aggregate consideration to be paid by PAS to the Company hereunder in respect of the PAS Acquired Shares (the “Exchange Value”) shall consist of the Company Acquired Shares and the Flavor Assets. On the Closing Date, PAS shall transfer or cause to be transferred to the Company the Company Acquired Shares and the Flavor Assets. The PAS Acquired Shares, the Company Acquired Shares, and the Flavor Assets shall all be delivered pursuant to this Section 2.1 free and clear of all Liens.
ARTICLE III
CLOSING AND TERMINATION
     3.1 Closing Date. The closing of the Transaction (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., 1111 Brickell Avenue, Suite 1900, Miami, Florida 33131 (or at such other place as the parties may designate in writing) at 10:00 a.m. (local time) on a date to be specified by the Company and PAS, which date shall be within 10 calendar days of the receipt of the final Required Consent required under Section 3.2(c)(i) and Section 3.2(c)(ii), but in no event earlier than thirty (30) days after the date of this Agreement. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
     3.2 Closing Deliveries.
          (a) At the Closing, PAS shall deliver, or cause to be delivered, to the Company the following:
     (i) certificates representing the Company Acquired Shares, duly endorsed in blank or accompanied by stock transfer powers or equivalent instruments of ownership and transfer, which Company Acquired Shares shall be free and clear of all Liens;
     (ii) all company books and records, including the minute books, stock ledgers and transfer records, the company seal and other materials related to the administration of each of the PAS Entities;
     (iii) a copy of (A) the Organizational Documents of each of the PAS Entities, including copy of Articles or Certificate of Incorporation (or equivalent document) and By-laws (or equivalent document) certified by the applicable government official of the jurisdiction of each such PAS Entity’s organization as of a date no more than ten (10) days prior to the Closing Date, and (B) a certificate of good standing or equivalent document from the applicable governmental official of the jurisdiction of each such PAS Entity’s organization and each other jurisdiction in which each such PAS Entity is qualified to do business dated no more than ten (10) days prior to the Closing

Date, evidencing the good standing of each such PAS Entity in each such jurisdiction;
     (iv) a certificate, dated as of the Closing Date, executed on behalf of PAS by the corporate secretary of PAS, certifying that PAS’ board of directors have authorized the execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby;
     (v) the Shareholders’ Agreement duly executed by PAS, substantially identical to the form attached hereto as Exhibit B;
     (vi) the Transition Services Agreement duly executed by PAS;
     (vii) evidence satisfactory to the Company of the transfer to the Company of the Flavor Assets;
     (viii) a certificate of the Secretary of PAS certifying that the closing conditions set forth in Section 3.3(b)(i) and (ii) have been satisfied;
     (ix) a resolution of the directors of PAS Barbados authorizing the transfer of the Company Acquired Shares to the Company;
     (x) the resignation and a no-claims declaration of each of the existing directors of PAS Barbados;
     (xi) the Certificates of Registration for all PAS Owned Trademarks and evidence of the registration of the licences for use of same;
     (xii) the Jamaican Bill of Sale duly executed by PAS; and
     (xiii) such other certificates, documents and instruments (including a Tax Matters Agreement) as the Company may reasonably request related to the transactions contemplated hereby.
          (b) At Closing, the Company shall deliver, or cause to be delivered to PAS the following:
     (i) certificates representing the PAS Acquired Shares, duly endorsed in blank or accompanied by stock transfer powers or equivalent instruments of ownership and transfer, which PAS Acquired Shares shall be free and clear of all Liens;
     (ii) a copy of (A) the Organizational Documents of the Company, certified by the applicable government official of the British Virgin Islands as of a date no more than ten (10) days prior to the Closing Date, and (B) a certificate of good standing or equivalent document from the applicable governmental official of the British Virgin Islands dated no more than ten (10) days prior to the Closing Date, evidencing the good standing of the Company;
     (iii) a certificate, dated as of the Closing Date, executed on behalf of the Company by the corporate secretary or equivalent officer of the Company, certifying that the Company’s board of directors, managers (or equivalent managing body), and its shareholders or members have authorized the execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby;
     (iv) the Shareholders’ Agreement duly executed by the Company and Gemcorp, substantially identical to the form attached hereto as Exhibit B;
     (v) the Transition Services Agreement duly executed by the Company;
     (vi) a certificate of the Secretary of the Company certifying that the closing conditions set forth in Section 3.3(a)(i) and (ii) have been satisfied;
     (vii) the Jamaican Bill of Sale duly executed by the Company; and
     (viii) such other certificates, documents and instruments (including a Tax Matters Agreement) as PAS may reasonably request related to the transactions contemplated hereby.
          (c) At Closing, PAS and the Company shall deliver, or cause to be delivered, to the Company the following:
     (i) copies of consents, when received, from (i) PepsiCo with respect to PepsiCo bottling agreements, (ii) PepsiCo, in its capacity as an authorized representative of Seven-Up, with respect to certain Seven-Up bottling agreements, (iii) Dr Pepper with respect to Dr Pepper bottling agreements, and (iv) Desnoes & Geddes Limited with respect to the Red Stripe Effluent Treatment Plant Agreement dated December 4, 2008, to the change-in-control or, alternatively, copies of new bottling agreements entered into between the Company and PepsiCo, the Company and Dr Pepper, and the Company and Seven-Up, which agreements replace and supersede the existing exclusive bottling agreements that PepsiCo, Dr Pepper, and Seven-Up have with the PAS Entities, and those third party consents necessary to consummate the Transaction specifically identified on Schedule 3.2(c)(i); and
     (ii) copies, when received, of all governmental approvals, consents or permits, if any, required by applicable Law to consummate the Transaction including, without limitation, anti-monopoly approval from Trinidad and Tobago, Puerto Rico and Barbados (collectively, with the consents referred to in Section 3.2(c)(i) above, the “Required Consents”).

     3.3 Conditions to Closing.
          (a) PAS’ Conditions to Closing. PAS’ obligation to close the Transaction and to take the other actions required to be taken by PAS at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by PAS, in whole or in part):
     (i) All of the Company’s representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
     (ii) The Company shall have performed and complied with all of the covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with by it prior to or at the Closing.
     (iii) No action, suit or other proceeding shall be pending or threatened before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Transaction contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any Law and no Order of any Governmental Body shall have been entered challenging the legality, validity or propriety of this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.
     (iv) PAS shall have received all of the deliveries set forth in Section 3.2(b) and Section 3.2(c) above.
     (v) PAS and the Company shall have satisfactorily resolved (A) the structure for the transfer of the assets and businesses owned by the PAS Entities in accordance with Section 6.7 and (B) the issue, in accordance with Section 6.9, regarding the outstanding intercompany loans between any PAS Entities or owed by any PAS Entities to any Affiliate.
          (b) Company’s Conditions to Closing. Company’s obligation to close the Transaction and to take the other actions required to be taken by it at the closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Company, in whole or in part):
     (i) All of PAS’ representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(ii) PAS shall have performed and complied with all of the covenants, agreements, obligations and restrictions pursuant to this Agreement required to be performed or complied with by it prior to or at the Closing.
     (iii) No action, suit or other proceeding shall be pending or threatened before any Governmental Body seeking or threatening to restrain or prohibit the consummation of the Transaction contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in a violation of any Law and no Order of any Governmental Body shall have been entered challenging the legality, validity or propriety of this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.
     (iv) Company shall have received all of the deliveries set forth in Section 3.2(a) and Section 3.2(c) above.
     (v) PAS and the Company shall have satisfactorily resolved (A) the structure for the transfer of the assets and businesses owned by the PAS Entities in accordance with Section 6.7 and (B) the issue, in accordance with Section 6.9, regarding the outstanding intercompany loans between any PAS Entities or owed by any PAS Entities to any Affiliate.
     3.4 Termination of Agreement.
          (a) The Transaction may be terminated at any time prior to Closing:
     (i) By the mutual written consent of PAS and the Company;
     (ii) By PAS or by the Company upon written notice to the other Party, if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their reasonable best endeavours to lift) which restrains, enjoins or otherwise prohibits the Transaction and such order, decree, ruling or other action shall have become final and non-appealable; or
     (iii) By the non-breaching Party upon written notice to the other Party, in the event the other Party is in breach of any material covenant, representation or warranty in this Agreement and such breach has not been cured within 60 days of being provided written notice thereof by the non-breaching Party.
          (b) In the event of the termination of this Agreement by any Party prior to the Closing Date, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made.

          (c) Each Party’s right of termination under Section 3.4(a) is in addition to any other rights it may have under this Agreement or otherwise, including the equitable remedy of specific performance, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 3.4(a), all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 9.2 (Expenses), 9.4 (Governing Law), 9.5 (Arbitration), 9.6 (Notices), 9.10 (Consequential Damages), 9.12 (Third Party Rights), and 9.13 (Headings) will survive; provided, however, that if this Agreement is terminated pursuant to Section 3.4(a)(iii) by a Party because of the breach of the Agreement by the other Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PAS
          PAS hereby represents and warrants to the Company that:
     4.1 Organization and Good Standing. Each PAS Entity is a corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to conduct its business as now conducted. Each PAS Entity is duly qualified or authorized to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
     4.2 Authorization of Agreement. PAS has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by PAS in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “PAS Documents”), and to consummate the transactions contemplated by the PAS Documents. The execution, delivery and performance of the PAS Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of PAS. This Agreement has been, and each of the other PAS Documents will be at or prior to the Closing, duly and validly executed and delivered by PAS. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other PAS Document when so executed and delivered will constitute, the legal, valid and binding obligation of PAS, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
     4.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 4.3(a) or as would not reasonably be expected to result in a Material Adverse Effect, none of the execution and delivery by PAS of the PAS Documents, the consummation of the transactions contemplated thereby, or compliance by

PAS therewith, does or will conflict with or result in a breach of any of the provisions of, contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of, or result in, acceleration, termination, repayment or cancellation of or under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of any of the PAS Entities or of PAS under, (i) any provision of the Organizational Documents of any of the PAS Entities or PAS, (ii) any Law applicable to any of the PAS Entities or PAS or any of their respective properties or (iii) any distribution, franchise or bottling agreement or Permit by which any of the PAS Entities or PAS is bound or affected. Each PAS Entity has made available to the Company complete and correct copies of its Organizational Documents, as in effect on the date hereof, and no such PAS Entity is in violation of any of the provisions of such documents except for such violations as would not reasonably be expected to result in a Material Adverse Effect.
          (b) Except as set forth on Schedule 4.3(b), no waiver, Order or Permit of, or declaration or filing with, or notification to, any Governmental Body is required on the part of PAS or any PAS Entity in connection with the execution and delivery of the PAS Documents or the compliance by PAS or any PAS Entity with any of the provisions thereof, or the consummation of the transactions contemplated thereby, except for any requirement which, if not satisfied, would not have a Material Adverse Effect.
     4.4 Capitalization; Title to Company Acquired Shares.
          (a) Schedule 4.4(a) accurately and completely discloses (as of the Closing Date) (i) the number of shares and classes of Equity Interests of each PAS Entity authorized and/or outstanding and (ii) with respect to each PAS Entity, the ownership thereof. All such Equity Interests are validly issued and existing, fully paid and non-assessable. All of the issued and outstanding Equity Interests of each PAS Entity are owned directly or indirectly by PAS as set forth on Schedule 4.4(a), free and clear of all Liens. All of the issued and outstanding equity interests of each PAS Entity (x) were offered, sold, issued and delivered in compliance with applicable federal and state securities Laws and (y) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the articles of incorporation and bylaws of such PAS Entity, or any agreement to which such PAS Entity is a party or by which such PAS Entity is bound. No shares of authorized capital stock or other equity interests of any PAS Entity are held in treasury or reserved for any purpose. Except for the issued and outstanding Company Acquired Shares, there are, and, as of the Closing Date there will be, no other Equity Interests or other securities of any PAS Entity outstanding.
          (b) There are no subscriptions, options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights, agreements or commitments of any kind with respect to any shares of capital stock or any other Equity Interests of any PAS Entity, and there are no rights, agreements or commitments obligating any PAS Entity to issue or sell, or to cause to be issued or sold, or to repurchase, redeem, exchange, transfer, register or otherwise acquire or dispose of, any shares of its capital stock or any other Equity Interests or any securities convertible into or exchangeable for, or any options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights relating to, any shares of capital stock or any other Equity Interests of such PAS Entity. There are no agreements or other obligations (contingent or otherwise) that may impair or prohibit any PAS Entity’s ability to do any of the foregoing.
          (c) After the transfer of the Company Acquired Shares to the Company, the Company will own 100% of the Equity Interests in the PAS Entities free and clear of all Liens.
     4.5 Subsidiaries. None of the PAS Entities has any Subsidiaries.
     4.6 Financial Statements.
          (a) No PAS Entity has any audited balance sheet or related audited statements of income and cash flow for the fiscal years of 2008, 2007 and 2006. PAS has delivered to the Company true, correct and complete copies of: (i) the balance sheets of each PAS Entity for each of the fiscal years of 2008, 2007 and 2006 and the related statements of income and of cash flows of each such PAS Entity, (the “PAS Annual Financial Statements”); and (ii) the unaudited balance sheet of each PAS Entity dated April 4, 2009 and the related statements of income and of cash flow of each such PAS Entity for the period then ended (the “PAS Interim Financial Statements,” collectively with the PAS Annual Financial Statements, the “PAS Financial Statements”).
          (b) The PAS Financial Statements are based upon the information contained in the books and records of each PAS Entity and fairly present, in all material respects, the financial position of each such PAS Entity as of the dates thereof and results of operations and cash flows for the periods referred to therein. Except for the absence of notes thereto and subject to normal year-end audit adjustments and normal year-end accruals that will not be material in amount or effect, each of the PAS Financial Statements has been prepared in accordance with GAAP, consistently applied in accordance with each PAS Entity’s historical practices insofar as such practices are consistent with GAAP.
          (c) All accounts, books and ledgers related to the business of each PAS Entity, are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
          (d) The accounts receivable and other receivables reflected on the balance sheet in the PAS Interim Financial Statements (the “PAS Reference Balance Sheet”), and those arising in the Ordinary Course of Business after the date thereof, are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (ii) to PAS’ Knowledge, are not subject to valid counterclaims or setoffs and (iii) to PAS’ Knowledge, except as and to the extent of the bad debt reserve reflected on the PAS Reference Balance Sheet, collectible in accordance with their terms.
          (e) Each asset included in the PAS Reference Balance Sheet is (i) legally and beneficially owned solely by such PAS Entity and will be, on the Closing Date, free from any Lien, other than Permitted Liens, and (ii) where capable of possession, in the possession of such PAS Entity. The PAS Material Contracts, together with the assets that such PAS Entity owns at the Closing, are sufficient to operate the business of such PAS Entity in the same manner as it was operated before the Closing.

          (f) Each PAS Entity has a Normalized Level of Working Capital as of the date of this Agreement and will have a Normalized Level of Working Capital on the Closing Date.
     4.7 No Undisclosed Liabilities. Except as set forth on Schedule 4.7 and except to the extent reflected or provided for in the PAS Reference Balance Sheet, during the period beginning on April 5, 2009 and ending on the date hereof, to PAS’ Knowledge, no PAS Entity has any Liabilities, whether due or to become due, and regardless of when asserted, and to PAS’ Knowledge there is no existing condition, situation or set of circumstances which is reasonably expected to result in such an obligation or Liability that would cause a Material Adverse Effect, other than: (i) Liabilities incurred in the Ordinary Course of Business after the date of the PAS Reference Balance Sheet (the “PAS Reference Balance Sheet Date”), (ii) Liabilities incurred in connection with the transactions contemplated hereby, (iii) Liabilities that do not require disclosure on financial statements under GAAP. Except as set forth on Schedule 4.7, no PAS Entity has any outstanding Indebtedness and there exists no Indebtedness between any PAS Entity and PAS.
     4.8 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 4.8, since the PAS Reference Balance Sheet Date and through the date hereof: (i) each PAS Entity has conducted its businesses only in the Ordinary Course of Business and (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect.
     4.9 Taxes. PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of the Tax Returns or relevant portions thereof (including pro forma, entity specific United States Tax Returns) related to income taxes filed by or to be filed on behalf of each PAS Entity within the past six (6) years (collectively, the “PAS Delivered Tax Returns”). Except as set forth on Schedule 4.9:
     (i) each PAS Entity, and any Person, to PAS’ Knowledge, to whose liabilities each such PAS Entity has succeeded, has filed or will file in a timely manner all Tax Returns required to have been filed on or before the Closing Date by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;
     (ii) each PAS Entity, and any Person, to PAS’ Knowledge, to whose liabilities each such PAS Entity has succeeded has timely paid all material Taxes due and payable by it;
     (iii) there are no unpaid material Taxes due and payable by any PAS Entity or by any other Person that are or could become a lien on any asset of, or otherwise adversely affect the business or any properties or financial condition of any such PAS Entity;
     (iv) each PAS Entity and any Person to whose liabilities each such PAS Entity has succeeded is in material compliance with, and each PAS

Entity’s records contain all material information and documents necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;
     (v) each PAS Entity has collected or withheld all material amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;
     (vi) the balance sheets included in the PAS Financial Statements fully and properly reflect, in accordance with GAAP, as of their dates, the accrued liabilities of each PAS Entity for all Taxes;
     (vii) for all periods after the dates of the balance sheets included in the PAS Financial Statements, the books and records properly reflect, in accordance with GAAP, as of their dates, the accrued liabilities of each PAS Entity for all Taxes;
     (viii) no PAS Entity has granted (or is subject to) any outstanding agreement or waiver currently in effect extending the period of limitations for the assessment or collection of any Tax and no unpaid Tax deficiency has been asserted against or with respect to such PAS Entity (insofar as it may be liable therefor) any Person to whose liabilities any such PAS Entity has succeeded;
     (ix) there is no actual or pending examination, administrative or judicial proceeding, or deficiency or refund litigation or, to the Knowledge of PAS, any action threatened against, or with respect to, any PAS Entity with respect to any Taxes of any PAS Entity or for which any such PAS Entity may be liable;
     (x) there are no unpaid Taxes payable by any PAS Entity or by any other Person that (i) are or could become a Lien on any asset of any such PAS Entity, (ii) could be reasonably expected to have a Material Adverse Effect or (iii) could result in any liability to the Company or any PAS Entity;
     (xi) each PAS Entity has provided the Company with true and correct copies of all material correspondence between it and any taxing authority within each of the last six (6) years from the date hereof;
     (xii) no PAS Entity is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity or other similar agreement. No PAS Entity has in place any power of attorney with respect to Taxes that would be binding on the Company;
     (xiii) PAS has furnished or made available to the Company complete and accurate copies of all PAS Delivered Tax Returns;

     (xiv) no PAS Entity has received a Tax ruling or entered into a closing or similar agreement with any taxing authority that would likely affect its Tax liabilities in a material manner after the Closing Date;
     (xv) [Intentionally Omitted];
     (xvi) no PAS Entity has settled any Tax dispute in a manner that would aversely affect the Company in a material manner for any post-closing tax period;
     (xvii) all Tax positive balances included by or reflected in any Tax Return filed by or on behalf of any PAS Entity (i) that have been (1) used as a Tax credit in Tax Returns corresponding to subsequent periods, (2) subject to setoff or refunded by the Tax authorities, or (ii) that have not yet been subject to setoff or refunded by the Tax authorities, have been provided for in the books and records and have been determined in the manner prescribed by law;
     (xviii) to PAS’ Knowledge, any proceedings for the refund or setoff of any Taxes paid in excess or not owed (“pago de lo no debido”) have been based on true facts and are duly justified under the law;
     (xix) [Intentionally Omitted];
     (xx) to the extent that certain non-income Tax benefits such as a Tax amnesty or other benefits result from geographical investments, the existence of specific lines of business or other factors relating to the operations of the business, neither any PAS Entity or any Affiliate of any PAS Entity, has taken or failed to take any action or made any omissions that would materially affect the continuance of such benefit after the Closing Date;
     (xxi) no claim that any PAS Entity or any Affiliate of any PAS Entity, as the case may be, is or may be subject to taxation by that jurisdiction has ever been made by a Tax authority in a jurisdiction where neither such PAS Entity nor any Affiliate of any such PAS Entity files Tax Returns;
     (xxii) during the past six (6) years, each PAS Entity and, to PAS’ knowledge, any Person to whose liabilities each such PAS Entity has succeeded has fully and timely complied with all other formal obligations set forth in any applicable Law and not included in any other subsection of this Section 4.9, including but not limited to the obligation to issue invoices in accordance to the pertinent Laws and the obligation to maintain and keep available to the Tax authorities all books, records and information in the manner and for the time prescribed by Law; and
     (xxiii) none of the PAS Entities (i) is or has been at any time a member of any affiliated, consolidated, combined or unitary group for income Tax purposes or (ii) has any liability for the income Taxes of any Person under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state, local or foreign Law.
     4.10 Property.
          (a) Schedule 4.10(a) sets forth a complete and correct list, as of the date hereof, of all real property leased by each of the PAS Entities, including the names of each of the parties to such lease and the address of the applicable property (collectively, the “PAS Leased Real Property”).
     (i) True, complete and correct copies of all documents purporting to convey an interest in real property to any PAS Entity, including leases, agreements, subleases, amendments and any guaranties, modifications and addendums thereto (each a “PAS Lease” and collectively, the “PAS Leases”) have been delivered to the Company. All material documentation and correspondence between any PAS Entity and landlords to the PAS Leases relating to the PAS Leased Real Property has also been delivered.
     (ii) Each PAS Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. None of the PAS Leases have been modified in any respect, except to the extent that the copies delivered to the Company disclose such modifications.
     (iii) PAS is not in default, and to PAS’ Knowledge no other party to any PAS Lease is in default, under any PAS Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by PAS.
     (iv) No consent is required by any party under any PAS Lease as a result of the execution of the PAS Documents or the consummation of the transactions contemplated thereby.
     (v) No PAS Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb any PAS Entity’s rights under the PAS Leases while such any such PAS Entity is not in default under the PAS Lease.
          (b) Schedule 4.10(b) sets forth all real property owned by each of the PAS Entities and is referred to as the “PAS Owned Real Property.” No Person other than each such PAS Entity has any ownership right in the PAS Owned Real Property, or the right to purchase any portion of the PAS Owned Real Property. PAS has delivered to the Company true, complete and correct copies of the surveys, plans, correspondence, environmental reports, zoning information or letters and other documents with respect to the PAS Owned Real Property.

     4.11 Property Representations and Warranties.
          (a) Each PAS Entity is vested with good, marketable fee simple title to such PAS Entity’s PAS Owned Real Property, free and clear of all Liens.
          (b) None of the PAS Entities has received any violations of any governmental regulations, nor any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any PAS Entity, with respect to any PAS Owned Real Property or PAS Leased Real Property.
          (c) All real estate Taxes or assessments applicable to the PAS Owned Real Property or the PAS Leased Real Property which are due and payable have been paid.
          (d) To PAS’ Knowledge, all of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets necessary for the conduct of the business of each PAS Entity as now conducted and presently proposed to be conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. To PAS’ Knowledge, there are no defects in such assets or other conditions relating thereto which materially adversely affect the operation or value of such assets. Each PAS Entity has valid title to all material personal property owned by it for its own benefit, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except Permitted Liens. Schedule 4.11(d) sets forth all leases of personal property held by each PAS Entity involving annual payments in excess of $100,000. None of the PAS Entities has received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any PAS Entity, with respect to any of such PAS Entity’s owned or leased personal property.
          (e) No PAS Entity has leased or sublet, as lessor, sublessor, licensor or the like, any of the PAS Owned Real Property or PAS Leased Real Property.
          (f) There does not exist any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect the PAS Owned Real Property or the PAS Leased Real Property, and no PAS Entity has received any written notice of the intention of any Governmental Body or other Person to take or use any PAS Owned Real Property or PAS Leased Real Property.
          (g) All improvements made by any PAS Entity on the PAS Owned Real Property or PAS Leased Real Property have received all the Permits required in connection with the ownership or operation thereof, and all such improvements have been operated and maintained in compliance with all applicable Laws, except, in each case, where this lack of Permit or noncompliance could not reasonably be expected to have a Material Adverse Effect on the assets, business or operations of any PAS Entity.
          (h) Each PAS Entity has adequate rights of ingress and egress with respect to the PAS Owned Real Property or PAS Leased Real Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements. Each PAS Entity has adequate access to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location.
          (i) The zoning for the PAS Owned Real Property and the PAS Leased Real Property permits the presently existing improvements and the continuation for the business presently being conducted thereon as a conforming use. Neither the PAS Owned Real Property, the PAS Leased Real Property or improvements thereon, nor the condition or use thereof, contravenes or violates any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped (including, but not limited to, the Americans with Disabilities Act of 1990), occupational safety and health or other applicable Law, or any restrictive covenant (whether or not permitted on the basis of prior nonconforming use, waiver or variance).
          (j) To PAS’ Knowledge, there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against the PAS Owned Real Property or the PAS Leased Real Property. There are no present assessments against the PAS Owned Real Property or the PAS Leased Real Property. No material expenditures are required to bring the PAS Owned Real Property and the PAS Leased Real Property or any tangible assets thereon into compliance with any applicable non-governmental aesthetic standards.
          (k) None of the PAS Entities owes any brokerage commission with respect to any PAS Owned Real Property or PAS Leased Real Property.
          (l) The PAS Owned Real Property and PAS Leased Real Property constitute all of the real property utilized by any PAS Entity in, and as is necessary for, the operation of its business as conducted prior to the date of this Agreement and the Closing.
          (m) All personal property Taxes or assessments applicable to each PAS PR Entity which are due and payable have been paid.
     4.12 Intellectual Property.
          (a) Set forth on Schedule 4.12(a) is a list of all material trademarks that are owned by each PAS Entity (the “PAS Owned Trademarks”) and material to the business of each such PAS Entity. The PAS Entities own all right, title and interest in and to the PAS Owned Trademarks, free and clear of all Liens, and no other Person has any rights to any of the PAS Owned Trademarks (except pursuant to licenses identified in Schedule 4.12(c)), and, to PAS’ Knowledge, no other Person is infringing, violating or misappropriating any of the PAS Owned Trademarks. Except as set forth on Schedule 4.12(a), each PAS Entity has maintained in full force and effect all applications and registrations and grants identified in Schedule 4.12(a) in and to PAS Owned Trademarks and no such applications, registrations and grants have expired or been cancelled or abandoned.
          (b) No PAS Entity has engaged in any conduct or activity which constitutes unfair competition or which infringes or violates, or constitutes a misappropriation or wrongful disclosure of any Intellectual Property rights of any Person.

          (c) Set forth on Schedule 4.12(c) is a list of all trademarks that are licensed between each PAS Entity and any other Person.
          (d) Except as set forth on Schedule 4.12(d), each PAS Entity (i) in the conduct of its business, is not the subject of any allegations, challenges, assertions, or suggestions of any charge, complaint, claim, demand or notice that such PAS Entity has infringed, misappropriated, or acted in conflict with any Intellectual Property owned by any Person, that such PAS Entity has engaged in any acts of unfair competition or other legal wrong against any Person or that the PAS Owned Trademarks are invalid, unenforceable or otherwise defective, inoperable, unregisterable, unpatentable or ineffective; (ii) has not received any notice of any default under any trademark license to which such PAS Entity is a party; and (iii) has not received any notice of any patents, trademarks or copyrights or other Intellectual Property of any third party or received any offers to take a license therefor.
          (e) None of the PAS Entities is or will as a result of the execution and delivery of the PAS Documents, or the performance of its obligations thereunder, be in breach of any license, sublicense or other agreement, or Intellectual Property rights of any Person.
          (f) No shareholder or former shareholder, partner, director, officer or employee of any PAS Entity (or any predecessor in interest) has or will have, after giving effect to the transactions contemplated by the PAS Documents, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any PAS Owned Trademarks.
          (g) Each PAS Entity has taken reasonable measures to protect the proprietary, trade secret and/or confidential nature of each item of PAS Owned Trademarks and to maintain in confidence all proprietary, trade secret and/or confidential information that it owns or uses (or has owned or used).
     4.13 Contracts and Agreements.
          (a) PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of the following Contracts to which any PAS Entity is a party (collectively, the “PAS Material Contracts”) and they are complete and accurate in all material respects:
     (i) each Contract that involves performance of services or delivery of goods or materials by any PAS Entity of an amount or value in excess of $100,000;
     (ii) each Contract that involves performance of services or delivery of goods or materials to any PAS Entity of an amount or value in excess of $100,000;
     (iii) each Contract that was not entered into in the Ordinary Course of Business;

     (iv) each PAS Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;
     (v) each Flavor Asset;
     (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
     (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by any PAS Entity with any other Person;
     (viii) each Contract containing covenants that in any way purport to restrict the business activity of any PAS Entity or limit the freedom of such PAS Entity to engage in any line of business or to compete with any Person;
     (ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (x) each power of attorney that is currently effective and outstanding;
     (xi) each Contract for capital expenditures in excess of $250,000;
     (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any PAS Entity other than in the Ordinary Course of Business;
     (xiii) each Contract with any Affiliate of such PAS Entity;
     (xiv) each outstanding Contract relating to the acquisition by any PAS Entity of any operating business or capital stock of any other Person, or by any other Person of any operating business or capital stock of any PAS Entity;
     (xv) each Contract for which any PAS Entity has, or is required to provide, a performance or similar bond;
     (xvi) each Contract that contains a change in control or other similar provision; and
     (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

          (b) No PAS Entity and, to PAS’ Knowledge, no officer, director, agent, employee, consultant, or contractor of any PAS Entity, is bound by any PAS Material Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in the business currently being conducted by the PAS Entities.
          (c) Each PAS Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.
          (d) Except as set forth in Schedule 4.13(d):
     (i) each PAS Entity is in full compliance with all applicable terms and requirements of each PAS Material Contract;
     (ii) to the Knowledge of PAS, each other Person that has or had any obligation or liability under any PAS Material Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such PAS Material Contract;
     (iii) to the Knowledge of PAS, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any PAS Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any PAS Material Contract; and
     (iv) no PAS Entity has given or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any PAS Material Contract.
          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any PAS Entity under current or completed PAS Material Contracts with any Person and no such Person has made written demand for such renegotiation.
          (f) The PAS Material Contracts relating to the sale, design, manufacture, or provision of products or services by any PAS Entity have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any applicable Law.
     4.14 [Intentionally Omitted].
     4.15 Labor.
          (a) Each PAS Entity is operating in material compliance with all applicable Laws in relation to labor matters, employment terms and conditions, salaries and working hours in respect of its respective employees. The pension obligations and severance and other labor obligations of each PAS Entity are correctly estimated under current Laws as of the dates so estimated, as well as the collective bargaining agreements, if any, and such estimates have been certified for statutory purposes (if required to be so certified by applicable Law), by the auditors and/or actuaries of each such PAS Entity, as applicable. Additionally, (i) each of the current and/or former employees, managers, directors and advisors of each PAS Entity have no rights under any circumstance to any inventions, improvements, discoveries or any other information, or to any remuneration for any inventions, improvements, discoveries or information, other than as shown in Schedule 4.15(a); (ii) set forth on Schedule 4.15(a)(ii) is a list of all collective bargaining agreements entered into by any PAS Entity; (iii) each PAS Entity is up to date with the payment of its obligations with respect to social security, pensions and other employee benefits or payments required under applicable Law; (iv) there are no outstanding claims against any PAS Entity and there are no facts or circumstances known to the Knowledge of PAS that may reasonably result in a labor dispute or claim against any PAS Entity in excess of US$50,000, except for what is included in Schedule 4.15(a)(iv); (v) except as set forth on Schedule 4.15(a)(v), there are no persons working for any PAS Entity under temporary agreements or under contracts with temporary services agencies or similar entities, which have been rendering services to any such PAS Entity for more than one (1) year (continuously or otherwise) prior to the date hereof; (vi) each PAS Entity is in material compliance in a general manner with all applicable Laws and regulations relating to labor matters.
          (b) PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of each “employee benefit plan”, and each bonus, incentive or deferred compensation, stock option or other equity-based award, retention, change in control, severance, employment or other employee or retiree compensation, fringe benefit or benefit plan, program, agreement, policy or arrangement that is maintained or participated in by any PAS Entity or to which such PAS Entity contributes or is obligated to contribute (collectively, the “PAS Plans”) and such PAS Plans are complete and accurate in all material respects. PAS has made available to the Company true and complete copies of all PAS Plans in which one or more current or former employees or directors of a PAS Entity is eligible to participate or entitled to benefits (or, in the case of PAS Plans not reduced to writing, a written description of the terms thereof) and, as applicable, all related trusts or other funding agreements, all amendments to such PAS Plans. The PAS Plans have been operated in compliance with applicable Law and pursuant to the terms of the PAS Plans.
          (c) Except as set forth on Schedule 4.15(c), neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of any PAS Entity, (ii) result in the forgiveness of Indebtedness, (iii) limit the right of any PAS Entity to amend, merge, terminate or receive a reversion of assets from any PAS Plan, (iv) result in any severance or departure payment. As of the PAS Balance Sheet Reference Date, except as reserved for and described in the PAS Financial Statements, there are no underfunded obligations under any of the PAS Plans.
          (d) As of the date hereof, to the Knowledge of PAS, no officer or PAS Employee at the level of manager or higher, and no group of three or more PAS Employees in a single department of any PAS Entity has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with such PAS Entity.
          (e) no PAS Entity has received written notice of any charge or complaint pending before any Governmental Body alleging unlawful discrimination or retaliation in employment practices, or alleging any unfair labor practice, or alleging non-compliance with any applicable Law, by any such PAS Entity, nor, to the Knowledge of PAS, has any such charge been threatened.
     4.16 [Intentionally Omitted].
     4.17 Litigation. Schedule 4.17 contains a reasonably complete and accurate description of all Legal Proceedings pending or, to the Knowledge of PAS, threatened against any of the PAS Entities, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of PAS, threatened, that questions the validity of this Agreement or of any action taken or to be taken by any PAS Entity in connection with the PAS Documents, or the transactions contemplated thereby. No PAS Entity is subject to any Order, consent decree, conciliation agreement, settlement agreement, market conduct or financial examination report, corrective action plan or other similar agreement with any Governmental Body (including, without limitation, cease-and-desist or other orders).
     4.18 Compliance with Laws; Permits.
          (a) All activities of each PAS Entity and its officers, directors, agents and employees have been, and are currently being, conducted in compliance in all material respects with all applicable Laws, Permits and governmental requirements (including corrective action plans or requirements), Orders and other similar items of any Governmental Body, except when noncompliance would not reasonably be expected to result in a Material Adverse Effect. No Governmental Body has instituted, implemented, taken or threatened to take, and to the Knowledge of PAS, no Governmental Body intends to take, any action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on any PAS Entity or the PAS Entities taken as a whole.
          (b) PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of all Permits necessary for the conduct of the business and operations of each PAS Entity (including, but not limited to, water Permits), or necessary to own, lease and operate its properties, which have been duly obtained and are in full force and effect and are complete and accurate in all material respects. Each PAS Entity has conducted its business in material compliance with all terms and conditions of the Permits. There are no proceedings pending or, to the Knowledge of PAS, threatened or intended that are reasonably expected to result in the revocation, cancellation or suspension, or any adverse modification, of any such Permit, and the execution and delivery of the PAS Documents and the consummation of the transactions contemplated thereby will not result in any such revocation, cancellation, suspension or modification.

          (c) PAS and each PAS Entity and their respective representatives, agents or employees is, and has been for the past four years, in compliance in all material respects with (i) all applicable Laws relating to anti-bribery, money laundering, lawful political contributions or gifts, corrupt practices and similar measures and (ii) all applicable laws relating to economic and trade sanctions. Neither PAS nor any PAS Entity has received any written notifications or claims alleging facts which are inconsistent with the representations in the foregoing sentence. PAS and each PAS Entity and their respective representatives, agents and employees are, and have been for the past four years, in compliance in all material respects with (i) the Foreign Corrupt Practices Act (15 U.S.C. ss.ss. 78dd 1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transaction and legislation implementing such Convention, and (ii) the Laws implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury.
          (d) Neither PAS nor any PAS Entity nor any of their respective representatives, agents or employees, has corruptly or illegally offered or given on behalf of either PAS or any PAS Entity, anything of value to: (i) any government official or (ii) any other person while knowing, or having reason to know, that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official for the purpose of the following: (x) influencing any action or decision of such government official, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such government official to use his or her influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist either PAS or any PAS Entity in obtaining or retaining business or securing an improper advantage for, or with, any Governmental Body; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist either PAS or any PAS Entity in obtaining or retaining business or securing an improper advantage for, or with, or directing business to, any Person. There have been no false or fictitious entries made in the books or records of PAS or any PAS Entity relating to any illegal payment or secret or unrecorded fund and neither PAS nor any PAS Entity has established or maintained a secret or unrecorded fund.
     4.19 Environmental Matters. Except as set forth on Schedule 4.19:
          (a) Each PAS Entity has complied and is in compliance with, and the PAS Owned Real Property (for purposes of this Section 4.19 only, the term “PAS Owned Real Property” will also include any real property formerly owned by any PAS Entity) and PAS Leased Real Property and all improvements thereon are in compliance with, all Environmental Laws, except where any noncompliance would not reasonably be expected to result in a Material Adverse Effect.
          (b) No PAS Entity has any existing, pre-existing or continuing Liability under any Environmental Law, nor is any PAS Entity responsible for any such Liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise.
          (c) Each PAS Entity has been duly issued, and maintains all Environmental Permits necessary to operate the business or assets of such PAS Entity as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth on Schedule 4.19(c). Each PAS Entity has timely filed applications for all Environmental Permits. All of the Environmental Permits listed on Schedule 4.19(c) will remain in full force and effect following consummation of the transactions contemplated hereby, except as would not reasonably be expected to result in a Material Adverse Effect.
          (d) Neither the PAS Owned Real Property nor PAS Leased Real Property contains any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the PAS Owned Real Property or the PAS Leased Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated, or leased by any PAS Entity, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and no PAS Entity is aware of any such use at any time prior to its ownership, operation, or tenancy of such real property. Neither PCBs, “toxic mold,” nor asbestos-containing materials are present on or in the PAS Owned Real Property or PAS Leased Real Property or the improvements thereon. There has been no Release of Hazardous Materials at, on, under, or from the PAS Owned Real Property or the PAS Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by any PAS Entity during the period of such ownership, operation, or tenancy, such that such PAS Entity is or could be liable for Remediation with respect to such Hazardous Materials.
          (e) Each PAS Entity has furnished to the Company copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the PAS Owned Real Property or the PAS Leased Real Property, compliance with Environmental Laws, or any other real property that such PAS Entity formerly owned, operated, or leased. Any information that any PAS Entity has furnished to the Company concerning the environmental conditions of the PAS Owned Real Property or the PAS Leased Real Property, prior uses of the PAS Owned Real Property or the PAS Leased Real Property, and the operations of such PAS Entity related to compliance with Environmental Laws, is accurate and complete.
          (f) To PAS’ Knowledge, no PAS Owned Real Property or PAS Leased Real Property, and no property to which Hazardous Materials originating on or from such properties or the businesses or assets of any PAS Entity, has been sent for treatment or disposal, is listed or proposed to be listed on any governmental database or list of properties that may or do require Remediation under Environmental Laws. No PAS Entity has arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.
          (g) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has attached to the PAS Owned Real Property or the PAS Leased Real Property.
          (h) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.

     4.20 Insurance. PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of all insurance policies and fidelity bonds maintained on the date hereof by or for the benefit of any of the PAS Entities and they are complete and accurate in all material respects. PAS has made available to the Company complete and correct copies of all such policies and bonds, together with all riders and amendments thereto as of the date hereof. Such policies and bonds are in full force and effect, and all premiums due thereon have been paid. All of such policies and bonds are, and all similar insurance policies maintained by each of the PAS Entities in the past five (5) years were, placed with financially sound and reputable insurers, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to that engaged in by each of the PAS Entities. Each PAS Entity has complied in all material respects with the terms and provisions of such policies and bonds and continues to be in compliance therewith.
     4.21 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for PAS in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission or like payment in connection with this Transaction.
     4.22 Affiliate Transaction. PAS has made available to the Company prior to the date of this Agreement in the PAS Data Room copies of all agreements, arrangements or other commitments (including any intercompany loans or financial arrangements) between PAS or any of its Affiliates, on the one hand, and any PAS Entity, employee, officer, director or shareholder of any of the PAS Entities on the other hand, other than compensation or benefit agreements, arrangements and commitments in an amount not greater than $100,000, and they are complete and accurate in all material respects.
     4.23 Prior Acquisitions. There are no pending, or to the Knowledge of PAS, threatened, indemnification claims by or against PAS or any PAS Entity under any agreement for the acquisition of any assets or business involving any PAS Entity.
     4.24 Investigation by Company. Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Company shall affect the representations and warranties of PAS under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Company knew or should have known that any of the same is or might be inaccurate in any respect.
     4.25 Powers of Attorney. Schedule 4.25 sets forth the powers of attorney or other authority by which a Person may enter into an agreement, arrangement, obligation or other Contract on behalf of any of the PAS Entities.
     4.26 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article IV, in light of the circumstances in which they were made, not misleading.

     4.27 Tax Exemption of PAS-PR Plastics. PAS-PR Plastics is exempt from the payment of taxes in the Commonwealth of Puerto Rico as per a valid tax exemption decree that is currently in effect and will be in effect as of the Closing Date (the “Tax Exemption Decree”). To PAS’ Knowledge, there are no circumstances that could serve as grounds for the cancellation of the Tax Exemption Decree.
     4.28 Arms-Length Transactions by PAS PR Entities. With respect to each PAS PR Entity, all transactions with affiliated entities have been carried out under arms-length terms, conditions and circumstances, as per Section 1047 of the Puerto Rico Tax Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to PAS that:
     5.1 Organization and Good Standing. The Company is a corporation validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to conduct its business as now conducted. The Company is duly qualified or authorized to do business as an international business company and is in good standing under the Laws of the British Virgin Islands. Each Subsidiary of the Company is a corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to conduct its business as now conducted.
     5.2 Authorization of Agreement. The Company has all requisite power and authority to execute, deliver and perform this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the “Company Documents”), and to consummate the transactions contemplated by the Company Documents. The execution, delivery and performance of the Company Documents and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been, and each of the other Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
     5.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 5.3(a) or as would not reasonably be expected to result in a Material Adverse Effect, none of the execution and delivery by the Company of the Company Documents, the consummation of the transactions contemplated thereby, or compliance by the Company therewith, does or will conflict with or result in a breach of any of the provisions of, contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of, or result in, acceleration, termination, repayment or cancellation of or under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of the Company under, (i) any provision of the Organizational Documents of the Company, (ii) any Law applicable to the Company or its Subsidiaries or any of their respective properties or (iii) any distribution, franchise or bottling agreement or Permit by which the Company is bound or affected. The Company has made available to PAS complete and correct copies of its Organizational Documents, as in effect on the date hereof, and is not in violation of any of the provisions of such documents, except for such violations as would not reasonably be expected to result in a Material Adverse Effect.
          (b) Except as set forth on Schedule 5.3(b), no waiver, Order or Permit of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of the Company Documents or the compliance by the Company with any of the provisions thereof, or the consummation of the transactions contemplated thereby.
     5.4 Capitalization; Title to PAS Acquired Shares.
          (a) Schedule 5.4(a) accurately and completely discloses (as of the Closing Date) (i) the number of shares and classes of Equity Interests of the Company authorized and/or outstanding and (ii) with respect to the Company, the ownership thereof. All such Equity Interests are validly issued and existing, fully paid and non-assessable. All of the issued and outstanding Equity Interests of the Company are owned as set forth on Schedule 5.4(a), free and clear of all Liens. All of the issued and outstanding equity interests of the Company (x) were offered, sold, issued and delivered in compliance with applicable securities Laws and (y) are not subject to, and were not issued in violation of, any preemptive rights or any other third party rights created by statute, the Organizational Documents of the Company, or any agreement to which the Company is a party or by which the Company is bound. No shares of authorized capital stock or other equity interests of the Company are held in treasury or reserved for any purpose.
          (b) There are no subscriptions, options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights, agreements or commitments of any kind with respect to any shares of capital stock or any other Equity Interests of the Company, and there are no rights, agreements or commitments obligating the Company to issue or sell, or to cause to be issued or sold, or to repurchase, redeem, exchange, transfer, register or otherwise acquire or dispose of, any shares of its capital stock or any other Equity Interests or any securities convertible into or exchangeable for, or any options, warrants, conversion rights, stock appreciation rights, phantom stock rights or other similar rights relating to, any shares of capital stock or any other Equity Interests of the Company. There are no agreements or other obligations (contingent or otherwise) that may impair or prohibit the Company’s ability to do any of the foregoing.
          (c) After the issuance of the PAS Acquired Shares to PAS, PAS will own 18% of the voting common stock of the Company free and clear of all Liens.

     5.5 Subsidiaries. Except as set forth on Schedule 5.5, the Company has no Subsidiaries. Schedule 5.5 provides a brief description of the services or operations performed by each Subsidiary and identifies any Subsidiaries that are non-operating and own no assets as “Shell Subsidiaries.”
     5.6 Financial Statements
          (a) The Company has delivered to PAS true, correct and complete copies of: (i) the audited balance sheets of the Company for each of the fiscal years of 2008, 2007 and 2006 and the related audited statements of income and of cash flows of the Company, together with, in each case, the notes thereto and the report of the Company’s certified public accountants with respect thereto (the “Company Audited Financial Statements”); and (ii) the unaudited balance sheet of the Company dated March 31, 2009 and the related statements of income and of cash flow of the Company for the period then ended (the “Company Interim Financial Statements,” collectively with the Company Audited Financial Statements, the “Company Financial Statements”).
          (b) The Company Financial Statements are based upon the information contained in the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein. Except for the absence of notes thereto and subject to normal year-end audit adjustments and normal year-end accruals that will not be material in amount or effect, each of the Company Financial Statements has been prepared in accordance with IFRS, consistently applied in accordance with the Company’s historical practices insofar as such practices are consistent with IFRS.
          (c) All accounts, books and ledgers related to the business of the Company are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
          (d) The accounts receivable and other receivables reflected on the Company Reference Balance Sheet, and those arising in the Ordinary Course of Business after the date thereof, are (i) valid receivables that have arisen from bona fide transactions in the Ordinary Course of Business, (ii) to Company’s Knowledge, are not subject to valid counterclaims or setoffs and (iii) to Company’s Knowledge, except as and to the extent of the bad debt reserve reflected on the balance sheet in the Company Interim Financial Statements (the “Company Reference Balance Sheet”), collectible in accordance with their terms.
          (e) Each asset included in the Company Reference Balance Sheet is (i) legally and beneficially owned solely by the Company and will be, on the Closing Date, free from any Lien, other than Permitted Liens, and (ii) where capable of possession, in the possession of the Company. The Company Material Contracts, together with the assets that the Company owns at the Closing, are sufficient to operate the business of the Company in the same manner as it was operated before the Closing.
          (f) The Company has a Normalized Level of Working Capital as of the date of this Agreement and will have a Normalized Level of Working Capital on the Closing Date.

     5.7 No Undisclosed Liabilities. Except as set forth on Schedule 5.7 and except to the extent reflected or provided for in the Company Reference Balance Sheet, during the period beginning on January 1, 2009 and ending on the date hereof, the Company has no Liabilities, whether due or to become due, and regardless of when asserted, other than: (i) Liabilities incurred in the Ordinary Course of Business after the date of the Company Reference Balance Sheet (the “Company Reference Balance Sheet Date”), (ii) Liabilities incurred in connection with the transactions contemplated hereby, (iii) liabilities that do not require disclosure on financial statements under IFRS. Except as set forth on Schedule 5.7, the Company has no outstanding Indebtedness.
     5.8 Absence of Certain Developments. Except as contemplated by this Agreement or as set forth on Schedule 5.8, since the Company Reference Balance Sheet Date and through the date hereof: (i) the Company has conducted its businesses only in the Ordinary Course of Business and (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect.
     5.9 Taxes. The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of Tax Returns, or relevant portions thereof, filed by or on behalf of the Company and its Subsidiaries or any such Person within the past six (6) years (collectively, the “Company Delivered Tax Returns”). Except as set forth on Schedule 5.9:
     (i) each of the Company and its Subsidiaries and any Person, to Company’s Knowledge, to whose liabilities they have succeeded has filed or will file in a timely manner all Tax Returns required to have been filed on or before the Closing Date by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;
     (ii) each of the Company and its Subsidiaries and any Person, to Company’s Knowledge, to whose liabilities they have succeeded has timely paid all material Taxes due and payable by it;
     (iii) there are no unpaid material Taxes due and payable by the Company or its Subsidiaries or by any other Person that are or could become a lien on any asset of, or otherwise adversely affect the business or any properties or financial condition of the Company or its Subsidiaries;
     (iv) each of the Company and its Subsidiaries and any Person to whose liabilities they have succeeded is in material compliance with, and their records contain all material information and documents necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;
     (v) each of the Company and its Subsidiaries has collected or withheld all material amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;
     (vi) the balance sheets included in the Company Financial Statements fully and properly reflect, in accordance with IFRS, as of their dates, the accrued liabilities of each of the Company and its Subsidiaries for all Taxes;
     (vii) for all periods after the dates of the balance sheets included in the Company Financial Statements, the books and records properly reflect, in accordance with IFRS, as of their dates, the accrued liabilities of each of the Company and its Subsidiaries for all Taxes;
     (viii) neither the Company nor any of its Subsidiaries has granted (or is subject to) any outstanding agreement or waiver currently in effect extending the period of limitations for the assessment or collection of any Tax and no unpaid Tax deficiency has been asserted against or with respect to them or insofar as they may be liable therefor any Person to whose liabilities the Company or its Subsidiaries have succeeded;
     (ix) there is no actual or pending examination, administrative or judicial proceeding, or deficiency or refund litigation or, to the Knowledge of the Company, any action threatened against, or with respect to, the Company and its Subsidiaries with respect to any Taxes of the Company or its Subsidiaries or for which the Company or its Subsidiaries may be liable;
     (x) there are no unpaid Taxes payable by the Company or its Subsidiaries or by any other Person that (i) are or could become a Lien on any asset of the Company or any such Subsidiary, (ii) could be reasonably expected to have a Material Adverse Effect or (iii) could result in any liability to the Company or its Subsidiaries;
     (xi) each of the Company and its Subsidiaries has provided PAS with true and correct copies of all material correspondence between it and any taxing authority within each of the last six (6) years from the date hereof;
     (xii) neither the Company nor its Subsidiaries are party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity or other similar agreement. Neither the Company nor any of its Subsidiaries have in place any power of attorney with respect to Taxes that would be binding on the Company;
     (xiii) the Company has furnished or made available to PAS complete and accurate copies of all Company Delivered Tax Returns;
     (xiv) neither the Company nor any of its Subsidiaries have received a Tax ruling or entered into a closing or similar agreement with any taxing authority that would likely affect its Tax liabilities in a material manner after the Closing Date;
     (xv) [Intentionally Omitted];
     (xvi) neither the Company nor its Subsidiaries have settled any Tax dispute in a manner that would aversely affect the Company in a material manner for any post-closing tax period;
     (xvii) all Tax positive balances included by or reflected in any Tax Return filed by or on behalf of the Company or its Subsidiaries (i) that have been (1) used as a Tax credit in Tax Returns corresponding to subsequent periods, (2) subject to setoff or refunded by the Tax authorities, or (ii) that have not yet been subject to setoff or refunded by the Tax authorities, have been provided for in the books and records and have been determined in the manner prescribed by law;
     (xviii) to Company’s Knowledge, any proceedings for the refund or setoff of any Taxes paid in excess or not owed (“pago de lo no debido”) have been based on true facts and are duly justified under the law;
     (xix) [Intentionally Omitted];
     (xx) to the extent that certain non-income Tax benefits such as a Tax amnesty or other benefits result from geographical investments, the existence of specific lines of business or other factors relating to the operations of the business, neither the Company nor its Subsidiaries has taken or failed to take any action or made any omissions that would materially affect the continuance of such benefit after the Closing Date;
     (xxi) no claim that the Company or its Subsidiaries, as the case may be, is or may be subject to taxation by that jurisdiction has ever been made by a Tax authority in a jurisdiction where neither the Company or any such Subsidiary files Tax Returns;
     (xxii) during the past six (6) years, each of the Company and its Subsidiaries and, to Company’s Knowledge, any Person to whose liabilities they have succeeded has fully and timely complied with all other formal obligations set forth in any applicable Law and not included in any other subsection of this Section 5.9, including but not limited to the obligation to issue invoices in accordance to the pertinent Laws and the obligation to maintain and keep available to the Tax authorities all books, records and information in the manner and for the time prescribed by Law; and
     (xxiii) neither the Company nor any of its Subsidiaries (i) is or has been at any time a member of any affiliated, consolidated, combined or unitary group for income Tax purposes or (ii) has any liability for the income Taxes of any Person.
     5.10 Property.
          (a) Schedule 5.10(a) sets forth a complete and correct list, as of the date hereof, of all real property leased by the Company or any of its Subsidiaries, including the names of each of the parties to such lease and the address of the applicable property (collectively, the “Company Leased Real Property”).
     (i) True, complete and correct copies of all documents purporting to convey an interest in real property to the Company or any of its Subsidiaries, including leases, agreements, subleases, amendments and any guaranties, modifications and addendums thereto (each a “Company Lease” and collectively, the “Company Leases”) have been delivered to PAS. All material documentation and correspondence between the Company or any of its Subsidiaries and landlords to the Company Leases relating to the Company Leased Real Property has also been delivered.
     (ii) Each Company Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. None of the Company Leases have been modified in any respect, except to the extent that the copies delivered to PAS disclose such modifications.
     (iii) Company is not in default, and to Company’s Knowledge no party to any Company Lease is in default, under any Company Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default.
     (iv) No consent is required by any party under any Company Lease as a result of the execution of the Company Documents or the consummation of the transactions contemplated thereby.
     (v) No Company Lease is subject to any prime, ground or master lease, mortgage, deed of trust or other Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s or any of its Subsidiaries’ rights under the Company Leases while the Company or any of its respective Subsidiaries is not in default under the Company Lease.
     (vi) Except as set forth in Schedule 5.10(a)(vi), none of the Company Leased Real Property is used, or has ever been used, by the Company or its Subsidiaries for manufacturing, production or bottling purposes.

          (b) Schedule 5.10(b) sets forth all parcels of land owned by the Company or any of its Subsidiaries and is referred to as the “Company Owned Real Property.” No Person other than the Company or its Subsidiaries has any ownership right in the Company Owned Real Property, or the right to purchase any portion of the Company Owned Real Property. The Company has delivered to PAS true, complete and correct copies, if any, of the surveys, plans, correspondence, environmental reports, zoning information or letters and other documents with respect to the Company Owned Real Property. Collectively, the Company and its Subsidiaries own four (4) parcels of land upon which manufacturing, production or bottling facilities are located, each of which is identified on Schedule 5.10(b) as a “Bottling Facility.” Except for those parcels labeled “Bottling Facilities”, no manufacturing or production occurs, or at any time in the past has occurred, at any of the Company Owned Real Property listed on Schedule 5.10(b).
     5.11 Property Representations and Warranties.
          (a) The Company or its respective Subsidiaries are vested with good, marketable fee simple title to the Company Owned Real Property, free and clear of all Liens.
          (b) The Company or any of its respective Subsidiaries has not received any violations of any governmental regulations, nor any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any such Subsidiary, with respect to any Company Owned Real Property or Company Leased Real Property.
          (c) All real estate Taxes or assessments applicable to the Company Owned Real Property or the Company Leased Real Property which are due and payable have been paid.
          (d) To the Company’s Knowledge, all of the buildings, fixtures, leasehold improvements, computers, equipment and other tangible and intangible assets necessary for the conduct of the business of the Company or its Subsidiaries as now conducted and presently proposed to be conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. To the Company’s Knowledge, there are no defects in such assets or other conditions relating thereto which materially adversely affect the operation or value of such assets. The Company and each of its Subsidiaries has valid title to all material personal property owned by it for its own benefit, and valid leasehold interests in all real and material personal property leased by it, in each case free and clear of all Liens, except Permitted Liens. Schedule 5.11(d) sets forth all leases of personal property held by the Company or its Subsidiaries involving annual payments in excess of $100,000. Neither the Company nor any of its Subsidiaries have received any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any such Subsidiary, with respect to the Company’s or any of its Subsidiaries’ owned or leased personal property.
          (e) Neither the Company nor any of its Subsidiaries have leased or sublet, as lessor, sublessor, licensor or the like, any of the Company Owned Real Property or Company Leased Real Property.
          (f) There does not exist any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect the Company Owned Real

Property or the Company Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Body or other Person to take or use any Company Owned Real Property or Company Leased Real Property.
          (g) All improvements made by the Company or any of its Subsidiaries on the Company Owned Real Property or Company Leased Real Property have received all the Permits required in connection with the ownership or operation thereof, and all such improvements have been operated and maintained in compliance with all applicable Laws, except, in each case, where this lack of Permit or noncompliance could not reasonably be expected to have a Material Adverse Effect on the assets, business or operations of the Company or any of its Subsidiaries.
          (h) The Company or its respective Subsidiaries has adequate rights of ingress and egress with respect to the Company Owned Real Property or Company Leased Real Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements. The Company or its respective Subsidiaries has adequate access to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location.
          (i) The zoning for the Company Owned Real Property and the Company Leased Real Property permits the presently existing improvements and the continuation for the business presently being conducted thereon as a conforming use. Neither the Company Owned Real Property, the Company Leased Real Property or improvements thereon, nor the condition or use thereof, contravenes or violates any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health or other applicable Law, or any restrictive covenant (whether or not permitted on the basis of prior nonconforming use, waiver or variance).
          (j) To the Company’s Knowledge, there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against the Company Owned Real Property or the Company Leased Real Property. There are no present assessments against the Company Owned Real Property or the Company Leased Real Property. No material expenditures are required to bring the Company Owned Real Property and the Company Leased Real Property or any tangible assets thereon into compliance with any applicable non-governmental aesthetic standards.
          (k) The Company does not owe any brokerage commission with respect to any Company Owned Real Property or Company Leased Real Property.
          (l) The Company Owned Real Property and Company Leased Real Property constitute all of the real property utilized by the Company in, and as is necessary for, the operation of its business as conducted prior to the date of this Agreement and the Closing.
     5.12 Intellectual Property.
          (a) Set forth on Schedule 5.12(a) is a list of all material trademarks that are owned by the Company and its respective Subsidiaries (the “Company Owned Trademarks”) and material to the business of the Company. The Company and each of its respective

Subsidiaries owns all right, title and interest in and to the Company Owned Trademarks, free and clear of all Liens, and no other Person has any rights to any of the Company Owned Trademarks (except pursuant to licenses identified in Schedule 5.12(c)), and no other Person is infringing, violating or misappropriating any of the Company Owned Trademarks. The Company or its respective Subsidiary has maintained in full force and effect all applications and registrations and grants identified in Schedule 5.12(a) in and to Company Owned Trademarks and no such applications, registrations and grants have expired or been cancelled or abandoned.
          (b) Neither the Company nor any of its Subsidiaries have engaged in any conduct or activity which constitutes unfair competition or which infringes or violates, or constitutes a misappropriation or wrongful disclosure of any Intellectual Property rights of any Person.
          (c) Set forth on Schedule 5.12(c) is a list of all trademark licenses between the Company or any of its Subsidiaries and any other Person (excluding off-the-shelf software programs licensed pursuant to “shrink wrap” licenses).
          (d) Except as set forth on Schedule 5.12(d), the Company and each of its Subsidiaries (i) in the conduct of its business, is not the subject of any allegations, challenges, assertions, or suggestions of any charge, complaint, claim, demand or notice that it has infringed, misappropriated, or acted in conflict with any Intellectual Property owned by any Person, that it has engaged in any acts of unfair competition or other legal wrong against any Person or that the Company Owned Trademarks are invalid, unenforceable or otherwise defective, inoperable, unregisterable, unpatentable or ineffective; (ii) has not received any notice of any default under any trademark license to which it is a party; and (iii) has not received any notice of any patents, trademarks or copyrights or other Intellectual Property of any third party or received any offers to take a license therefor.
          (e) The Company is not and will not as a result of the execution and delivery of the Company Documents, or the performance of its obligations thereunder, be in breach of any license, sublicense or other agreement, or Intellectual Property rights of any Person.
          (f) No shareholder or former shareholder, partner, director, officer or employee of the Company (or any predecessor in interest) has or will have, after giving effect to the transactions contemplated by the Company Documents, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any Company Owned Trademarks.
          (g) The Company has taken reasonable measures to protect the proprietary, trade secret and/or confidential nature of each item of Company Owned Trademarks and to maintain in confidence all proprietary, trade secret and/or confidential information that it owns or uses (or has owned or used).
     5.13 Contracts and Agreements.
          (a) The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of the following Contracts to which any the

Company or any of its Subsidiaries is a party (collectively, the “Company Material Contracts”) and they are complete and accurate in all material respects:
     (i) each Contract that involves performance of services or delivery of goods or materials by the Company or any of its Subsidiaries of an amount or value in excess of $100,000;
     (ii) each Contract that involves performance of services or delivery of goods or materials to the Company or any of its Subsidiaries of an amount or value in excess of $100,000;
     (iii) each Contract that was not entered into in the Ordinary Course of Business;
     (iv) each Company Lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;
     (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
     (vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;
     (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;
     (viii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (ix) each power of attorney that is currently effective and outstanding;
     (x) each Contract for capital expenditures in excess of $250,000;
     (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;
     (xii) each Contract with any Affiliate of the Company;
     (xiii) each outstanding Contract relating to the acquisition by the Company of any operating business or capital stock of any other Person, or by any other Person of any operating business or capital stock of the Company;

     (xiv) each Contract for which the Company has, or is required to provide, performance or similar bond;
     (xv) each Contract that contains a change in control or other similar provision; and
     (xvi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.
          (b) Neither the Company or any of its Subsidiaries, and to the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company or any of its Subsidiaries is bound by any Company Material Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in the business currently being conducted by the Company and its Subsidiaries.
          (c) Each Company Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.
          (d) Except as set forth in Schedule 5.13(d):
     (i) the Company and each of its Subsidiaries is in full compliance with all applicable terms and requirements of each Company Material Contract;
     (ii) to the Knowledge of the Company, each other Person that has or had any obligation or liability under any Company Material Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Company Material Contract;
     (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Company Material Contract; and
     (iv) neither the Company nor any of its Subsidiaries has given or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Company Material Contract.
          (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person and no such Person has made written demand for such renegotiation.

          (f) The Company Material Contracts relating to the sale, design, manufacture, or provision of products or services by the Company or any of its Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any applicable Law.
     5.14 [Intentionally Omitted].
     5.15 Labor.
          (a) Each Company Subsidiary is operating in compliance with all applicable Laws in relation to labor matters, employment terms and conditions, salaries and working hours in respect of its respective employees. The pension obligations and severance and other labor obligations of each Company Subsidiary are correctly estimated under current Laws as of the dates so estimated, as well as the collective bargaining agreements, if any, and such estimates have been certified for statutory purposes (if required to be so certified by applicable Law) by the auditors and/or actuaries of each such Company Subsidiary, as applicable. Additionally, (i) each of the current and/or former employees, managers, directors and advisors of each Company Subsidiary have no rights under any circumstance to any inventions, improvements, discoveries or any other information, or to any remuneration, including pensions, other than as shown in Schedule 5.15(a); (ii) set forth on Schedule 5.15(a)(ii) is a list of all collective bargaining agreements entered into by any Company Subsidiary; (iii) each Company Subsidiary is up to date with the payment of its obligations with respect to social security, pensions and other employee benefits or payments required under applicable Law; (iv) there are no outstanding claims against any Company Subsidiary and there are no facts or circumstances known to the Knowledge of the Company that may reasonably result in a labor dispute or claim against any Company Subsidiary in excess of US$50,000, except for what is included in Schedule 5.15(a)(iv); (v) except as set forth on Schedule 5.15(a)(v), there are no persons working for any Company Subsidiary under temporary agreements or under contracts with temporary services agencies or similar entities, which have been rendering services to any such Company Subsidiary for more than one (1) year (continuously or otherwise) prior to the date hereof; (vi) each Company Subsidiary is in material compliance in a general manner with all applicable Laws and regulations relating to labor matters.
          (b) The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of each “employee benefit plan”, and each bonus, incentive or deferred compensation, stock option or other equity-based award, retention, change in control, severance, employment or other employee or retiree compensation, fringe benefit or benefit plan, program, agreement, policy or arrangement that is maintained or participated in by any Company Subsidiary or to which such Company Subsidiary contributes or is obligated to contribute (collectively, the “Company Plans”) and such Company Plans are complete and accurate in all material respects.
          (c) Neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of any Company

Subsidiary, (ii) result in the forgiveness of Indebtedness, (iii) limit the right of any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Subsidiary, (iv) result in any severance or departure payment. As of the Company Balance Sheet Reference Date, except as reserved for and described in the Company Financial Statements, there are no underfunded obligations under any of the Company Plans.
          (d) As of the date hereof, to the Knowledge of the Company, no officer or Company Employee at the level of manager or higher, no group of three or more Company Employees in a single department of any Company Subsidiary has, as of the date hereof, disclosed any plans to terminate his, her or their employment or relationship with such Company Subsidiary.
          (e) neither the Company nor any Company Subsidiary has received written notice of any charge or complaint pending before any Governmental Body alleging unlawful discrimination or retaliation in employment practices, or alleging any unfair labor practice, or alleging non-compliance with any applicable Law, by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, has any such charge been threatened.
     5.16 [Intentionally Omitted].
     5.17 Litigation. Schedule 5.17 contains a reasonably complete and accurate description of all material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, that questions the validity of this Agreement or of any action taken or to be taken by the Company in connection with the Company Documents, or the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries are subject to any Order, consent decree, conciliation agreement, settlement agreement, market conduct or financial examination report, corrective action plan or other similar agreement with any Governmental Body (including, without limitation, cease-and-desist or other orders).
     5.18 Compliance with Laws; Permits.
          (a) All activities of the Company and its Subsidiaries and their respective officers, directors, agents and employees have been, and are currently being, conducted in compliance in all material respects with all applicable Laws, Permits and governmental requirements (including corrective action plans or requirements), Orders and other similar items of any Governmental Body, except when noncompliance would not reasonably be expected to result in a Material Adverse Effect. No Governmental Body has instituted, implemented, taken or threatened to take, and to the Knowledge of the Company, no Governmental Body intends to take, any action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries.
          (b) The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of all Permits necessary for the conduct of the business and operations of the Company and its Subsidiaries (including, but not limited to, water

Permits), or necessary to own, lease and operate its properties, which have been duly obtained and are in full force and effect and are complete and accurate in all material respects. The Company and each of its Subsidiaries have conducted its business in compliance with all terms and conditions of the Permits. There are no proceedings pending or, to the Knowledge of the Company, threatened or intended that are reasonably expected to result in the revocation, cancellation or suspension, or any adverse modification, of any such Permit, and the execution and delivery of the Company Documents and the consummation of the transactions contemplated thereby will not result in any such revocation, cancellation, suspension or modification.
          (c) The Company and each of its Subsidiaries has not, and no officer, director, employee or agent of the Company and each of its Subsidiaries, has (i) offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits or contributions (other than incidental gifts or articles of nominal value) to any actual or potential customer, supplier, governmental employee or other Person in a position to assist or hinder the Company in connection with any actual or proposed transaction or to any political party, political party official or candidate for federal, state or local public office in violation of any applicable Law or (ii) maintained any unrecorded fund or asset of the Company or any of its Subsidiaries for any improper purpose or made any false entries on its books and records for any reason.
          (d) The Company and each of its Subsidiaries and their respective representatives, agents or employees is, and has been for the past four years, in compliance in all material respects with (i) all applicable Laws relating to anti-bribery, money laundering, lawful political contributions or gifts, corrupt practices and similar measures and (ii) all applicable laws relating to economic and trade sanctions. Neither the Company nor any of its Subsidiaries has received any written notifications or claims alleging facts which are inconsistent with the representations in the foregoing sentence.
          (e) Neither the Company nor any of its Subsidiaries nor any of their respective representatives, agents or employees, has corruptly or illegally offered or given on behalf of either the Company or any of its Subsidiaries, anything of value to: (i) any government official or (ii) any other person while knowing, or having reason to know, that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official for the purpose of the following: (x) influencing any action or decision of such government official, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such government official to use his or her influence with any Governmental Body to affect or influence any act or decision of such Governmental Body to assist either the Company or any of its Subsidiaries in obtaining or retaining business or securing an improper advantage for, or with, any Governmental Body; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist either the Company or any of its Subsidiaries in obtaining or retaining business or securing an improper advantage for, or with, or directing business to, any Person. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

     5.19 Environmental Matters.
          (a) The Company and each of its Subsidiaries has complied and is in compliance with, and the Company Owned Real Property and Company Leased Real Property and all improvements thereon are in compliance with, all applicable Environmental Laws, except where any noncompliance would not reasonably be expected to result in a Material Adverse Effect.
          (b) The Company does not and its Subsidiaries do not have any Liability under any Environmental Law, nor is the Company or any of its Subsidiaries responsible for any such Liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise.
          (c) The Company or each of its respective Subsidiaries have been duly issued, and maintains all Environmental Permits necessary to operate the business or assets of the Company as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth on Schedule 5.19(c). The Company or each of its respective Subsidiaries has timely filed applications for all Environmental Permits. All of the Environmental Permits listed on Schedule 5.19(c) will remain in full force and effect following consummation of the transactions contemplated hereby, except as would not reasonably be expected to result in a Material Adverse Effect.
          (d) Neither the Company Owned Real Property nor Company Leased Real Property contains any underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the Company Owned Real Property or the Company Leased Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated, or leased by the Company or any of its Subsidiaries, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and the Company is not aware of any such use at any time prior to its ownership, operation, or tenancy of such real property. Neither PCBs, “toxic mold,” nor asbestos-containing materials are present on or in the Company Owned Real Property or Company Leased Real Property or the improvements thereon. There has been no Release of Hazardous Materials at, on, under, or from the Company Owned Real Property or the Company Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or its Subsidiaries during the period of such ownership, operation, or tenancy, such that the Company or any of its Subsidiaries is or could be liable for Remediation with respect to such Hazardous Materials.
          (e) The Company has furnished to PAS copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Company Owned Real Property or the Company Leased Real Property, compliance with Environmental Laws, or any other real property that the Company or any of its Subsidiaries formerly owned, operated, or leased. Any information that the Company has furnished to PAS concerning the environmental conditions of the Company Owned Real Property or the Company Leased

Real Property, prior uses of the Company Owned Real Property or the Company Leased Real Property, and the operations of the Company or its Subsidiaries related to compliance with Environmental Laws, is accurate and complete.
          (f) To Company’s Knowledge, no Company Owned Real Property or Company Leased Real Property, and no property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any of its Subsidiaries, has been sent for treatment or disposal, is listed or proposed to be listed on any governmental database or list of properties that may or do require Remediation under Environmental Laws. Neither the Company nor any of its Subsidiaries has arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.
          (g) No Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has attached to the Company Owned Real Property or the Company Leased Real Property.
          (h) No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.
     5.20 Insurance. The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of all insurance policies and fidelity bonds maintained on the date hereof by or for the benefit of any of the Company or any Company Subsidiary and they are complete and accurate in all material respects. The Company has made available to PAS complete and correct copies of all such policies and bonds, together with all riders and amendments thereto as of the date hereof. Such policies and bonds are in full force and effect, and all premiums due thereon have been paid. All of such policies and bonds are, and all similar insurance policies maintained by the Company in the past five (5) years were, placed with financially sound and reputable insurers, and are and were in amounts and had coverages that are and were reasonable and customary for Persons engaged in businesses similar to that engaged in by the Company. The Company has complied in all material respects with the terms and provisions of such policies and bonds and continues to be in compliance therewith.
     5.21 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement who would be entitled to any fee or commission or like payment in connection with this Transaction.
     5.22 Affiliate Transaction. The Company has made available to PAS prior to the date of this Agreement in the Company Data Room copies of all agreements, arrangements or other commitments (including any intercompany loans or financial arrangements) between the Company, on the one hand, and any employee, officer, director or shareholder of the Company on the other hand, other than compensation or benefit agreements, arrangements and commitments in an amount not greater than $100,000, and they are complete and accurate in all material respects.

     5.23 Prior Acquisitions. There are no pending, or to the Knowledge of the Company, threatened, indemnification claims by or against the Company under any agreement for the acquisition of any assets or business involving the Company.
     5.24 Investigation by PAS. Notwithstanding anything to the contrary in this Agreement, (i) no investigation by PAS shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to PAS in connection with the transactions contemplated hereby and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that PAS knew or should have known that any of the same is or might be inaccurate in any respect.
     5.25 Powers of Attorney. Schedule 5.25 sets forth the powers of attorney or other authority by which a Person may enter into an agreement, arrangement, obligation or other Contract on behalf of the Company.
     5.26 Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained in this Article V, in light of the circumstances in which they were made, not misleading.
ARTICLE VI
PRE-CLOSING COVENANTS
     6.1 Ordinary Course. PAS, with respect to the PAS Entities, and the Company, with respect to the Company and its subsidiaries, agree that between the date of this Agreement and the Closing Date, each Party will operate its business in the ordinary course in accordance with applicable Law and past practice.
     6.2 Negative Covenants. Without limitation to Section 6.1 above and except as expressly provided for in this Agreement or as required by applicable Law, PAS, with respect to the PAS Entities, and the Company, with respect to the Company and its Subsidiaries, shall ensure that the PAS Entities and the Company and its Subsidiaries will not do any of the following, without first obtaining the written consent of the other Party (such consent not to be unreasonably withheld):
          (a) Make or agree to make any capital expenditures or commitments requiring capital expenditure in an amount greater than US$5,000,000;
          (b) Dispose of any fixed asset having a book value in excess of US$500,000;
          (c) Except in the ordinary course and consistent with past practice, enter into or agree to enter into an agreement or arrangement with a duration in excess of one year providing for annual expenditures in excess of US$500,000;
          (d) Sell, transfer, close, discontinue or cease to operate any division, subsidiary, branch or a material part of its business;

          (e) Appoint, hire, employ or terminate the employment of any person who has, or will have, a rate of compensation per annum in excess of US$75,000;
          (f) Devise or modify the terms and conditions of employment of any employee, or group of employees, other than salary increases in the ordinary course of business;
          (g) Borrow money or incur any indebtedness, other than in the ordinary course of business;
          (h) Give or agree to give an indemnity, guaranty or other agreement to secure a third party’s obligations;
          (i) Declare, pay or make a dividend or other distribution to any shareholders;
          (j) Amend the Organizational Documents with respect to any PAS Entity or the Company or any subsidiary of the Company, except as may be necessary to complete the Transaction contemplated by this Agreement;
          (k) Except as contemplated by this Agreement, grant or issue, or agree to grant or issue, any shares or other securities or any instrument convertible into shares or other securities or repurchase, redeem or agree to repurchase or redeem any shares;
          (l) Make or change any tax election, change an annual accounting period, adopt or change any accounting method or policy, enter into any closing agreement with tax authorities, settle any tax claim or assessment, surrender any right to claim a refund of taxes, or take any other similar action relating to the filing of any tax return or the payment of any tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of any Party for any period ending on or after the Closing Date;
          (m) Settle any material litigation without first notifying the other Party of the terms of the proposed settlement and seeking such Party’s input and advice.
Sections 6.1 and 6.2 above shall not operate so as to restrict or prevent: (i) any matter reasonably undertaken by any Party in an emergency or disaster situation where obtaining the prior consent of the other Party was not reasonably possible, (ii) any action pursuant to a requirement of Law or applicable regulation, and (iii) any action specifically provided for in this Agreement.
     6.3 Access, Introductions; and Transition. Parties shall ensure that during the period between the date of this Agreement and the Closing Date the Parties shall give each other reasonable access to their respective management, employees, operations and properties, and, until the thirtieth (30th) day following the date of this Agreement, shall permit each other to conduct ongoing due diligence with respect to their operations, properties, and business. If required by the Company, PAS shall introduce the Company’s managers to its employees, customers and/or suppliers. The Parties, jointly, shall work together to prepare for the transition of the business upon the Closing. The Parties shall identify and negotiate reasonable transition services that PAS will provide for a specified period of time following the Closing and shall, on the Closing Date, enter into a Transition Services Agreement(s) relating to such services in form, scope and substance mutually agreeable to the Parties (the “Transition Services Agreement”).
     6.4 Governmental Approvals. The Company and PAS shall work diligently to complete, file for, and obtain all governmental approvals necessary to authorize the Transaction contemplated herein. When and if requested by the Company, PAS shall provide reasonable assistance to the Company in obtaining such governmental approvals.
     6.5 Third Party Consents. The Parties shall work together and cooperate with each other to obtain all third party consents necessary to complete the Transaction, including, without limitation, the consents from PepsiCo, Seven-Up and Dr Pepper identified in Section 3.2(c)(i).
     6.6 Notifications. Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Party in writing if such Party (or, in the case of PAS, this shall include PAS or any PAS Entity) becomes aware of any fact or condition that causes or constitutes a breach of any of such Party’s representations and warranties as of the date of this Agreement, or if such Party (or, in the case of PAS, this shall include PAS or any PAS Entity) becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the other Party of the occurrence of any breach of any covenant of such other Party in this Article VI or of the occurrence of any event that may make the satisfaction of its closing conditions in Article III impossible or unlikely.
     6.7 PAS Entities Transfer of Assets and Businesses. Between the date of this Agreement and the thirtieth (30th) day thereafter, PAS and the Company shall in good faith negotiate a tax-efficient structure that is satisfactory to both Parties that allows for the transfer of the assets and businesses owned by the PAS Entities and Caribbean Flavors to the Company and does not result in any PAS Entity being considered a “U.S. person” for purposes of the Code.
     6.8 Tax Exemption Decree. Between the date of this Agreement and the thirtieth (30th) day thereafter, PAS and the Company shall in good faith work together and cooperate with each other to obtain the approval of the Transaction by the Puerto Rico Office of Industrial Tax Exemption, in order to assure the continued existence and validity of the Tax Exemption Decree after the Closing Date.
     6.9 Intercompany Loans. Between the date of this Agreement and the thirtieth (30th) day thereafter, PAS and the Company shall in good faith negotiate a resolution regarding the outstanding intercompany loans between any PAS Entities or owed by any PAS Entities to any Affiliate, which resolution must not result, in the opinion of the Company, in a net adverse effect to the Company.

ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by PAS. Subject to the provisions of this Article VII, PAS agrees to indemnify and hold harmless the Company Indemnified Parties from and against any and all Indemnifiable Losses suffered by the Company Indemnified Parties based upon or arising from (i) any breach or inaccuracy in any of the representations and warranties made by PAS in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by PAS in or pursuant to this Agreement, and (iii) any fraud (other than for breach or inaccuracy of representations and warranties) by PAS in connection with this Agreement or the transactions contemplated by this Agreement. PAS agrees to reimburse the Company Indemnified Parties, promptly and periodically, upon the written request of such Company Indemnified Party, for the amounts of Indemnifiable Losses to which such Company Indemnified Party is entitled to indemnification hereunder; provided, however, except for (a) Indemnifiable Losses attributable to fraud or a breach of the representations and warranties included in Section 4.4 (Capitalization; Title to Company Acquired Shares), which shall survive indefinitely and for which an Indemnifiable Claim may be brought at any time hereafter, (b) Indemnifiable Losses attributable to a breach of the representations and warranties included in either Section 4.9 (Taxes), which shall survive for the period of time equal to the periods of the statute of limitations as to the respective subject matter and for which an Indemnifiable Claim may be brought only if the Indemnifiable Claim is brought prior to the expiration of the period of such applicable statute of limitations, and (c) Indemnifiable Losses attributable to a breach of Section 4.19 (Environmental), which shall survive for a period of time equal to five (5) years after the Closing Date and for which the Indemnifiable Claim must be brought prior to the expiration of such five (5) year period, the indemnification obligations contained in this Section 7.1 shall survive for a period of eighteen (18) months after the Closing Date and the Indemnified Parties shall have the right to bring an Indemnifiable Claim only within such eighteen (18) month period.
     7.2 Indemnification by the Company. Subject to the provisions of this Article VII, the Company agrees to indemnify and hold harmless the PAS Indemnified Parties from and against any and all Indemnifiable Losses suffered by the PAS Indemnified Parties based upon or arising from (i) any breach or inaccuracy in any of the representations or warranties made by the Company in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company in or pursuant to this Agreement, or (iii) any fraud (other than for breach or inaccuracy of representations and warranties) or willful misconduct by the Company in connection with this Agreement or the transactions contemplated by this Agreement. The Company agrees to reimburse the PAS Indemnified Parties, promptly and periodically, upon the written request of such PAS Indemnified Party, for the amounts of Indemnifiable Losses to which such PAS Indemnified Party is entitled to indemnification hereunder; provided, however, except for (a) Indemnifiable Losses attributable to fraud or a breach of the representations and warranties included in Section 5.4 (Capitalization; Title to PAS Acquired Shares), which shall survive indefinitely and for which an Indemnifiable

Claim may be brought at any time hereafter, (b) Indemnifiable Losses attributable to a breach of the representations and warranties included in either Section 5.9 (Taxes), which shall survive for the period of time equal to the periods of the statute of limitations as to the respective subject matter and for which an Indemnifiable Claim may be brought only if the Indemnifiable Claim is brought prior to the expiration of the period of such applicable statute of limitations, and (c) Indemnifiable Losses attributable to a breach of Section 5.19 (Environmental), which shall survive for a period of time equal to five (5) years after the Closing Date and for which the Indemnifiable Claim must be brought prior to the expiration of such five (5) year period, the indemnification obligations contained in this Section 7.2 shall survive for a period of eighteen (18) months after the Closing Date and the Indemnified Parties shall have the right to bring an Indemnifiable Claim only within such eighteen (18) month period.
     7.3 Indemnification Procedure.
          (a) Notice of Claims. Any Indemnified Party seeking indemnification from the other party (the other party, the “Indemnifying Party”) of any Indemnifiable Loss or potential Indemnifiable Loss pursuant to this Agreement shall give written notice to the Indemnifying Party. If such Indemnifiable Loss relates to a claim asserted by a third party, such written notice shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party.
          (b) Defense. Defense of an Indemnifiable Claim shall be conducted in accordance with the following:
     (i) The Indemnifying Party may, at its option, assume the defense of an Indemnifiable Claim asserted by a third party so long as the Indemnifying Party actively and diligently conducts the defense of such Indemnifiable Claim.
     (ii) If the Indemnifying Party does not assume such defense within thirty (30) days after being notified by the Indemnified Party or the Indemnifying Party notifies the Indemnified Party within such thirty (30) days that it will not assume such defense, the Indemnified Party may control the defense of such claim and settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.
     (iii) In all cases, and subject to applicable Laws, the party without the right to control the defense of the Indemnifiable Claim may retain additional counsel and participate in the defense at its own expense.
          (c) Settlement or Discharge of Indemnifiable Claims. Settlement or discharge of any Indemnifiable Claim shall be conducted in accordance with the following:
     (i) The Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge (including the consent to entry of any judgment with respect to), any Indemnifiable Claim without the prior written consent of the Indemnifying Party, unless the Indemnified Party shall have fully waived in writing any right to indemnity from the Indemnifying Party with respect to such Indemnifiable Claim, provided that if the Indemnifying Party has not assumed the defense of an Indemnifiable Claim which it has the right to assume hereunder within thirty (30) days after being notified by the Indemnified Party or the Indemnifying Party has notified the Indemnified Party within such thirty (30) day period that it will not assume such defense, the Indemnified Party may settle the Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result.
          (d) Limitations to Indemnification.
     (i) PAS shall not be required to indemnify any Company Indemnified Party for any breach or inaccuracy in the representations and warranties made by PAS in or pursuant to this Agreement unless (i) the amount of each single claim (or the aggregate amount of a series of claims arising from the same factual matter or event) adjudicated (including by arbitration) or agreed as an Indemnifiable Loss is at least equal to US$100,000 and (ii) the aggregate of all such amounts for which indemnity would otherwise be payable by PAS exceeds US$2,000,000 and then PAS shall only be required to indemnify the Company Indemnified Party for the amount by which such Indemnifiable Losses exceeds US$2,000,000, provided that any Indemnifiable Losses attributable to fraud or the representations and warranties included in Section 4.9 (Taxes) and in Section 4.4(c) (Title to Company Acquired Shares) will not be subject to the limitations set forth in this Section 7.3. Except for Indemnifiable Losses attributable to fraud or the representations and warranties included in Section 4.9 (Taxes) and in Section 4.4(c) (Title to Company Acquired Shares), in which case the total indemnification to be paid by PAS under Article VII shall not exceed the Exchange Value, in no other event shall the total indemnification to be paid by PAS under this Article VII exceed US$15,000,000.
     (ii) The Company shall not be required to indemnify any PAS Indemnified Party for any breach or inaccuracy in the representations and warranties made by the Company in or pursuant to this Agreement unless (i) the amount of each single claim (or the aggregate amount of a series of claims arising from the same factual matter or event) adjudicated (including by arbitration) or agreed as an Indemnifiable Loss is at least equal to US$100,000 and (ii) the aggregate of all such amounts for which indemnity would otherwise be payable by the Company exceeds US$2,000,000 and then the Company shall only be required to indemnify the PAS Indemnified Party for the amount by which such Indemnifiable Losses exceeds US$2,000,000, provided that any Indemnifiable Losses attributable to fraud or the representations and warranties included in Section 5.9 (Taxes) and in Section 5.4(c) (Title to PAS Acquired Shares) will not be subject to the limitations set forth in this Section 7.3. Except for Indemnifiable Losses attributable to fraud or the representations and warranties included in Section 5.9 (Taxes) and in Section 5.4(c) (Title to PAS Acquired Shares), in which case the total indemnification to be paid by the Company under this Article VII shall not exceed the Exchange Value, in no other event shall the total indemnification to be paid by the Company under this Article VII exceed US$15,000,000.
     (iii) All Indemnifiable Losses shall be computed net of (i) any net Tax benefit resulting therefrom to the Indemnified Party, (ii) any insurance proceeds received with respect thereto, and (iii) any amounts recovered from any third parties based on claims the Indemnified Party has against such third parties which would reduce the Indemnifiable Losses that would otherwise be sustained. All Indemnifiable Losses shall be treated as adjustments to the Exchange Value.
          (e) Calculation of Indemnity Payment. No claim for indemnity under this Article VII shall be calculated by applying a multiple to the underlying Indemnifiable Losses, regardless of whether or not such Indemnifiable Losses adversely impacted a Party’s income statement and regardless of the methodology any Party hereto may have used to value the consideration exchanged hereunder. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that in the event the Company incurs any Liabilities as a result of its actions or omissions which actions or omissions would also constitute either (i) any breach or inaccuracy in any of the representations or warranties made by the Company in or pursuant to this Agreement, (ii) any breach of the covenants or agreements made by the Company in or pursuant to this Agreement, or (iii) any fraud (other than for breach or inaccuracy of representations and warranties) or willful misconduct by the Company in connection with this Agreement or the transactions contemplated by this Agreement, then PAS shall be deemed to have suffered an Indemnifiable Loss in an amount equal to eighteen percent (18%) of the amount of Liabilities so incurred by the Company (and/or its Subsidiaries); provided, however, that any such deemed Indemnifiable Loss shall be subject to all applicable limitations set forth in Section 7.3(d)(ii) and Section 7.3(d)(iii).
          (f) Exclusive Remedy. Except for claims of fraud, and subject to a Party’s right to seek specific performance with respect to a covenant, the rights and remedies under this Article VII are the exclusive remedy of the Parties with respect to the inaccuracy of any representation or warranty contained in this Agreement or any breach or failure to perform any covenant set forth in this Agreement.
ARTICLE VIII
DEFINITIONS
     8.1 Certain Definitions.
          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
          “Agreement” has the meaning set forth in the Preamble.
          “Closing” has the meaning set forth in Section 3.1.
          “Closing Date” has the meaning set forth in Section 3.1.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Company” has the meanings set forth in the Preamble.
          “Company Acquired Shares” has the meaning set forth in the Recitals.
          “Company Audited Financial Statements” has the meaning set forth in Section 5.6(a).
          “Company Data Room” means the electronic data room maintained by the Company on https://bdr106609.bmcgroup.com and entitled “CABCORP Due Diligence Data” to which PAS has been given access.
          “Company Delivered Tax Returns” has the meaning set forth in Section 5.9.
          “Company Documents” has the meaning set forth in Section 5.2.
          “Company Employee” means an employee of the Company or any Company Subsidiary.
          “Company Financial Statements” has the meaning set forth in Section 5.6(a).
          “Company Indemnified Parties” means the Company, the Company’s Affiliates, and their respective directors, officers, shareholders, members, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.
          “Company Interim Financial Statements” has the meaning set forth in Section 5.6(a).
          “Company Lease” has the meaning set forth in Section 5.10(a).
          “Company Leased Real Property” has the meaning set forth in Section 5.10(a).
          “Company Material Contracts” has the meaning set forth in Section 5.13(a).
          “Company Owned Intellectual Property” has the meaning set forth in Section 5.12(a).
          “Company Owned Real Property” has the meaning set forth in Section 5.10(b).

          “Company Plans” has the meaning set forth in Section 5.15.
          “Company Reference Balance Sheet” has the meaning set forth in Section 5.6(d).
          “Company Reference Balance Sheet Date” has the meaning set forth in Section 5.7.
          “Contract” means any written contract, indenture, note, bond, lease, license, commitment, memorandum of understanding, or other agreement, arrangement or understanding, whether oral or written.
          “Dispute” means any dispute, controversy or claim between the Parties arising from or relating to the Agreement.
          “Dollars” or “US$” means United States dollars or their equivalent in local currency.
          “Dr Pepper” means Dr Pepper Snapple Group, Inc.
          “Environmental Claims” means all claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any PAS Owned Real Property, Company Owned Real Property, PAS Leased Real Property, Company Leased Real Property, as the case may be, or any real properties formerly owned, leased or operated by an PAS Entity or the Company, as the case may be, or any of their predecessors or Affiliates, (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from any assets or business of any PAS Entity or the Company, as the case may be, and (iii) any violations of Environmental Laws by any PAS Entity or the Company, as the case may be, prior to the Closing Date, including reasonable expenditures necessary to cause each PAS Entity and the Company, as the case may be, to be in compliance with or resolve violations of Environmental Laws.
          “Environmental Laws” means any Laws, relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.
          “Environmental Permits” means any Permits required under any Environmental Law.
          “Equity Interests” means shares of capital stock of a corporation, membership interests of a limited liability company, partnership interests of a partnership or equivalent ownership interests in another type of entity, including, without limitation, warrants, options and other securities or instruments convertible or exchangeable into such shares, membership or partnership interest or other equity.

          “Executive” has the meaning set forth in Section 9.16.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Gemcorp” means Grupo Empresarial Mariposa Corp.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, (iii) the presence of which on the PAS Owned Real Property, the PAS Leased Real Property, the Company Owned Real Property, or the Company Leased Real Property, as the case may be, cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the PAS Owned Real Property, the PAS Leased Real Property, the Company Owned Real Property, or the Company Leased Real Property, as the case may be, or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof), or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
          “ICC” has the meaning set forth in Section 9.6.
          “IFRS” means International Financial Reporting Standards.
          “Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including interest and prepayment penalties or obligations computed as though payment is being made as of the Closing), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including any earnouts, holdbacks, etc.), (iv) any unaccrued liability or obligation relating to the acquisition activity of a Person, (v) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liabilities with respect to letters of credit), (vi) any guarantees of indebtedness or any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vii) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which Liabilities a Person assures a creditor against loss, (viii) any indebtedness secured by a Lien on a Person’s assets, (ix) any unsatisfied obligation in connection with any employee benefits, pension or labor matter, and (x) any amounts owed to any Person under any non-competition or consulting arrangements.
          “Indemnified Party” means the Company Indemnified Parties or the PAS Indemnified Parties, as applicable.
          “Indemnifiable Claim” means any claim of an Indemnifiable Loss for or against which a party is entitled to indemnification under this Agreement.
          “Indemnifiable Losses” means all losses, liabilities, claims, damages (including third party incidental and consequential damages), costs, expenses (including costs of investigation and defense and reasonable attorneys’ fees) and obligations.
          “Indemnifying Party” has the meaning set forth in Section 7.3.
          “Intellectual Property” means intellectual property rights of any kind including but not limited to those arising from or in respect of the following: (i) all invention disclosures, patents and applications therefor, including continuations, divisionals, continuations-in-part, reexaminations, or reissues thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights and registrations and applications therefore, and (iv) all software and Technology of any PAS Entity or the Company, as the case may be.
          “IRS” means the Internal Revenue Service.
          “Jamaican Bill of Sale” means a document to be mutually agreed upon by the Parties that sets forth the agreed upon value of the PAS Jamaica Equity Interests to be transferred to the Company pursuant to this Agreement.
          “Knowledge” means (i) with respect to PAS, the actual knowledge, after due inquiry, of any of the following officers of PAS: chief internal legal counsel, chief financial officer, treasurer, human resources director responsible for the Caribbean, and any Senior Vice President with responsibility for the Caribbean, and (ii) with respect to the Company, the actual knowledge, after due inquiry, of any of the following officers of the Company: chief internal legal counsel, chief financial officer, treasurer, human resources director, and any Senior Vice President, and (iii) with respect to both PAS and the Company, knowledge of any other fact or circumstance that would have or should have come to the attention of any such Person in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.
          “Law” means the common law and all applicable provisions of all (i) statutes, laws, rules, administrative codes, regulations or ordinances of any Governmental Body, (ii) Permits and (iii) orders, decisions, injunctions, judgments, legally enforceable guidances or interpretations, awards and decrees of any Governmental Body.

          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, mediations, arbitrations, orders, inquiries or proceedings (public or private) by or before a Governmental Body.
          “Liability” means any debt, liability or obligation of any kind or nature (whether known or unknown, direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, conditional or otherwise and whether or not required to be reflected by GAAP), and including all applicable interest, expense and Taxes thereon.
          “Lien” means any lien, encumbrance, pledge, assignment, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, conditional sale or other title retention agreement, assessment, defects in title, encroachments, or any other burden of any kind or any agreement to create or give any of the foregoing.
          “Material Adverse Effect” means any change or effect that: (i) is materially adverse to, or has a material adverse effect upon, the prospects, assets, Liabilities, pricing, operating margins, business, results of operations or financial condition of any PAS Entity or the Company, as the case may be, or (ii) materially and adversely affects the ability of any PAS Entity or the Company, as the case may be, to consummate the transactions contemplated by this Agreement; provided, however, the foregoing shall not be deemed to include any event, change or effect which arises with respect to (a) conditions of change that are primarily the result of the national or world economy whereby the effect or change is generally universal upon businesses as a whole or within an industry as a whole, or (b) uniformly applied legislative or judicial applicable Laws that have general applicability to business as a whole or an industry as a whole.
          “Normalized Level of Working Capital” means, for any entity, that such entity’s working capital, excluding cash, is within 20% of its average month end working capital balance, excluding cash, for the trailing 12 months.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means, with respect to each PAS Entity or the Company, as the case may be, the conduct of the businesses of such PAS Entity or the Company, as the case may be, in a manner consistent with its past custom and practice.
          “Organizational Documents” means (i) with respect to an entity that is a corporation, the articles of incorporation and bylaws (or equivalent organizational documents) of such entity and (ii) with respect to an entity that is a limited liability company, the certificate of formation or articles of organization and limited liability company agreement (or equivalent organizational documents) of such entity.
          “Party” means a Person who is a signatory of this Agreement.
          “PAS” has the meaning set forth in the Preamble.

          “PAS Acquired Shares” has the meaning set forth in the Recitals.
          “PAS Audited Financial Statements” has the meaning set forth in Section 4.6(a).
          “PAS Data Room” means the electronic data room maintained by PAS on https://bdr106609.bmcgroup.com and entitled “PAS Due Diligence Data” to which the Company has been given access.
          “PAS Delivered Tax Returns” has the meaning set forth in Section 4.9.
          “PAS Documents” has the meaning set forth in Section 4.2.
          “PAS Employee” means an employee of any PAS Entity.
          “PAS Entity” has the meaning set forth in the Recitals.
          “PAS Financial Statements” has the meaning set forth in Section 4.6(a).
          “PAS Indemnified Parties” means PAS, PAS’ Affiliates, and their respective directors, officers, shareholders, members, attorneys, accountants, representatives, agents and employees, and their respective heirs, successors and assigns.
          “PAS Interim Financial Statements” has the meaning set forth in Section 4.6(a).
          “PAS Jamaica” has the meaning set forth in the Recitals.
          “PAS Lease” has the meaning set forth in Section 4.10(a).
          “PAS Leased Real Property” has the meaning set forth in Section 4.10(a).
          “PAS Material Contracts” has the meaning set forth in Section 4.13(a).
          “PAS Owned Trademarks” has the meaning set forth in Section 4.12(a).
          “PAS Owned Real Property” has the meaning set forth in Section 4.10(b).
          “PAS Plans” has the meaning set forth in Section 4.15.
          “PAS PR Entities” has the meaning set forth in the Recitals.
          “PAS Reference Balance Sheet” has the meaning set forth in Section 4.6(d).
          “PAS Reference Balance Sheet Date” has the meaning set forth in Section 4.7.
          “PAS T&T” has the meaning set forth in the Recitals.
          “PepsiCo” means PepsiCo, Inc., a North Carolina corporation.

          “Permits” means any approvals, authorizations, consents, licenses, permits, waivers, grants, franchises, certifications, exemptions or orders of, and registration, declaration or filing of, with or to any Governmental Body.
          “Permitted Liens” means, with respect to Equity Interests, restrictions on sales of securities under applicable securities or corporate laws, or as may arise pursuant to applicable Organizational Documents, and in all other respects, statutory landlord’s, workmen’s, repairmen’s, labor compensation, unemployment insurance, social security or other similar liens arising in the Ordinary Course of Business and for which amounts are not yet overdue.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
          “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
          “Seven-Up” means The Concentrate Manufacturing Company of Ireland, a company organized under the laws of Ireland, resident in Bermuda, through its division Seven-Up International.
          “Shareholders’ Agreement” means that certain Shareholders’ Agreement dated as of even date herewith among the Company, PAS and Gemcorp.
          “Subsidiaries” means any Person or Persons of which a majority of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by another Person.
          “Tax” or “Taxes” means: (i) all federal, state, provincial, municipal, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).
          “Tax Exemption Decree” has the meaning set forth in Section 4.27.

          “Tax Matters Agreement” means an agreement to be negotiated and agreed upon by the Parties to address post closing Tax obligations.
          “Tax Return” means all returns, declarations, reports, estimates, information returns and statements, or other documents (including any related or supporting information) filed or required to be filed with or supplied in connection with any Taxes.
          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, trade secrets, customer lists, research and development, technical data and information, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by any Company.
          “Transaction” has the meaning set forth in the Recitals.
          “Transition Services” has the meaning set forth in Section 6.3.
ARTICLE IX
MISCELLANEOUS
     9.1 Payment of Sales, Use or Similar Taxes. The first $100,000 of all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be shared by the Company and PAS equally, the remainder shall be borne by PAS.
     9.2 Expenses. Except as provided in Section 9.1 or as otherwise provided herein, each of PAS and the Company will bear its owns costs and expenses (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     9.3 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by PAS and the Company. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to Contracts made and performed in such state, without giving effect to its choice of Law or conflict of Law rules.
     9.5 Arbitration of Disputes.
          (a) The Parties shall attempt in good faith to promptly resolve any Dispute by negotiations between or among them, as appropriate. The disputing Party shall give the other Parties written notice of the Dispute. Within fifteen (15) days after receipt of such notice, the receiving Parties shall submit a written response to the disputing Party. The notice and response shall include a statement of the relevant Party’s position and a summary of the arguments supporting its position. The Parties shall meet at a mutually agreed-upon time and place within thirty (30) days after the date of the disputing Party’s notice to attempt to resolve the Dispute.
          (b) If the Dispute has not been resolved through negotiations within thirty (30) days following the date of the disputing Party’s notice received pursuant to Section 9.5(a), then the Dispute shall be resolved and decided by binding arbitration, pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The arbitration panel shall have the exclusive right to determine the arbitrability of any Dispute. In the event of any conflict between the rules of the ICC and any provisions of this Agreement, this Agreement shall govern.
          (c) The arbitration proceeding shall be conducted in the City of Miami, Florida, United States of America, in the English language, provided however, that any Party may submit testimony or documentary evidence in a language other than English, and shall, upon the request of any other Party to the arbitration proceeding, furnish a translation or interpretation into English of any such testimony or documentary evidence.
          (d) There shall be a panel of three arbitrators for all Disputes. The claimant Party shall appoint an arbitrator in the arbitration petition and the respondent Party shall appoint an arbitrator in its response. If within thirty (30) days after the arbitration petition, the respondent has not appointed an arbitrator, such arbitrator shall be appointed by the ICC. Within thirty (30) days of their appointment, the two arbitrators so appointed shall appoint a third arbitrator who shall preside over the arbitration panel. If the two arbitrators cannot agree on a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed by the ICC.
          (e) The arbitration panel shall award the prevailing Party its attorneys fees and costs, arbitration administrative fees, panel member fees and costs, and any other costs associated with the arbitration. The arbitration panel may only award damages as provided for under the terms of the Agreement and in no event may punitive, consequential and special damages be awarded.
          (f) The Parties hereby agree that the dispute resolution procedures specified in this Section shall be the sole, exclusive procedures for the resolution of disputes between or among the Parties arising from or relating to the Agreement, including all documents made a part thereof, provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief if, in its reasonable, good-faith judgment, such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section.
          (g) Any decision or award of the arbitration panel shall be reasoned and in writing, and shall be final and binding upon the Parties to the arbitration proceeding. The Parties hereby agree not to invoke or exercise any and all rights to appeal, review, vacate or impugn such decision or award by the arbitration panel. The Parties also agree that the arbitral decision or award may be enforced against the Parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitral decision or award may be entered in any court having jurisdiction thereof.
          (h) The Parties hereby agree that if any Party to the arbitration proceeding fails or refuses to voluntarily comply with any arbitral decision or award within thirty (30) days after the date on which it receives notice of the decision or award, the other Party, the arbitration panel or their attorneys-in-fact may immediately proceed to request judicial approval necessary for the execution of such decision or award, before a competent judge of the domicile of such refusing Party or before any other court of competent jurisdiction. Further, if any prevailing Party is required to retain counsel to enforce the arbitral decision or award, the Party against whom the decision or award is made shall reimburse the prevailing Party for all reasonable fees and expenses incurred and paid to said counsel for such service.
          (i) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 9.6 of this Agreement.
     9.6 Notices.
          All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or portable document format (PDF), or (iii) three (3) business days following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company:
The Central America Bottling Corporation
Bulevar Los Próceres (18 Calle) 5-56, Zona 10
Edificio “Unicentro”, 12 nivel, oficina 1201
Guatemala, Guatemala, C.A. 01010
Attn: Oscar Arroyo, Esq.

with a copy (which shall not constitute notice hereunder) to:
Hogan & Hartson L.L.P.
1111 Brickell Avenue
Suite 1900
Miami, Florida 33131
Attention: Miguel A. Zaldivar, Jr., Esq.
If to PAS:
PepsiAmericas, Inc.
4000 RBC Plaza
60 South 6th Street
Minneapolis, MN 55402
Attn: Matt Carter
with a copy (which shall not constitute notice hereunder) to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attn: Brian Wenger, Esq.
     9.7 U.S. Tax Elections. If requested by PAS, the Company shall  agree to make elections under the Code, including entity classification elections under Treasury Regulation Section 301.7701-3 and elections under Section 338(g), provided that such elections do not result in any additional Taxes being imposed upon the Company or the other shareholders of the Company.
     9.8 Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect (i) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement, or (ii) the legality, validity or enforceability under the law of any other jurisdiction of that provision or any other provision of this Agreement.
     9.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, PAS may assign (i) any of its rights hereunder (including its right to receive the PAS Acquired Shares) to any Affiliate of PAS, and (ii) any of its rights or obligations hereunder to PepsiCo.

     9.10 Counterparts. This Agreement may be executed in one or more counterparts (including by way of electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     9.11 Consequential Damages. Notwithstanding anything herein to the contrary, no Party shall have any liability under this Agreement for any punitive, consequential, special, exemplary or indirect damages (including, without limitation, loss of anticipated revenue or profits) except in connection with third party claims that make up part of an Indemnifiable Loss under Article VII.
     9.12 Post-Closing Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.
     9.13 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. PAS and the Company assume no liability to any third party because of any reliance on the representations, warranties and agreements of PAS or the Company contained in this Agreement.
     9.14 Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Time is of the essence of this Agreement.
     9.15 Name Changes of PAS Entities. If, on or prior to the Closing, PepsiCo, Inc. has not provided notice to the Company approving the use after Closing of the existing names of the PAS Entities, then the Company shall promptly after Closing take all necessary actions to cause the change of the names of the PAS Entities to names that do not include the words Pepsi-Cola, Pepsi or any similar derivation thereof.

     9.16 Executive Lease Obligations. Prior to Closing, the Company shall notify PAS if it intends to hire or retain the services of Stuart Zenner, Rick Wooten, and/or Darren James (each, an “Executive”). For any Executive that the Company hires or retains, PAS shall assign and the Company shall, upon receipt of all necessary landlord consents, assume the lease obligations with respect to such Executive’s personal residence. The parties shall execute a mutually acceptable assignment and assumption agreement with respect to such assumed lease(s) and shall cooperate in obtaining any necessary landlord consents.
** SIGNATURE PAGE FOLLOWS **

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.

THE CENTRAL AMERICA BOTTLING CORPORATION

BY:	/S/ CARLOS ENRIQUE MATA CASTILLO
NAME:	CARLOS ENRIQUE MATA CASTILLO
TITLE:	VICE PRESIDENT AND VICE CHAIRMAN

PEPSIAMERICAS, INC.

BY:	/S/ ROBERT C. POHLAD
NAME:	ROBERT C. POHLAD
TITLE:	CHAIRMAN AND CHIEF EXECUTIVE OFFICER
[SIGNATURE PAGE TO SUBSCRIPTION AND SHARE EXCHANGE AGREEMENT]